EVCI Career Colleges Holding Corp.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TIME:	11 a.m., local time, on Tuesday, July 31, 2007.

PLACE:	Zuppa Restaurant, 59 Main Street, Yonkers, NY 10701

PURPOSES:	(1)	To elect two members of Class 2 of our Board of Directors to serve for three year terms and one member of Class 3 of our Board of Directors to serve for a one year term.

	(2)	To ratify the terms of the financing transaction with ComVest Investment Partners III, L.P., an affiliate of ComVest Group Holdings LLC, and participating members of EVCI senior management, completed on May 23, 2007, pursuant to which EVCI received gross proceeds of $10,100,000 and credit enhancement for up to $6,700,000 for EVCI letters of credit (the “ComVest Financing”).

	(3)	To approve an amendment to our Certificate of Incorporation to increase our authorized Common Stock from 20,000,000 shares to 110,000,000 shares (the “Share Increase”).

	(4)	To approve an amendment to our Certificate of Incorporation to effect a stock combination (reverse stock split) of the Common Stock in a ratio of one-for-two or one-for-three or one-for-four or one-for-five, if and as determined by our Board of Directors at any time before our 2008 Annual Meeting of Stockholders (the “Reverse Split”).

	(5)	To approve amendments made by our Board of Directors to our Amended and Restated 2004 Incentive Stock plan (the “2004 Plan”).

	(6)	To ratify the selection of Goldstein Golub Kessler LLP as our independent auditors for the 2007 fiscal year.

	(7)	To transact any other business that properly comes before the Meeting or any adjournment of the Meeting.

RECORD DATE: You can vote if you were a stockholder of record at the close of business on June 28, 2007.

By order of the Board of Directors,

Joseph D. Alperin Secretary

July [3], 2007 Yonkers, New York

HOW TO VOTE

Your vote is important. You may vote on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

EVCI CAREER COLLEGES HOLDING CORP.

PROXY STATEMENT

Failure to approve the terms of the ComVest Financing	51
Vote necessary to approve the terms of the ComVest Financing	51
Proposal 3: Approval of an amendment to EVCI’s Certificate of
Incorporation to increase our authorized Common Stock	52
Purpose and effect of the amendment	52
Effect on utilization of EVCI’s net operating loss carryforwards	55
Failure to approve the amendment to increase EVCI’s authorized
Common Stock	55
Vote necessary to approve the amendment	56
Proposal 4: Approval of an amendment to EVCI Certificate of
Incorporation to effect one of the reverse stock splits	57
General	57
Purpose	57
Certain risks associated with the reverse stock split	58
Effects of a reverse stock split	60
Fractional shares	60
Authorized shares	60
Exchange of certificates	60
Accounting matters	61
No dissenters’ rights	61
Federal income tax consequences of the reverse stock split	61
Vote required to approve the reverse stock split	61

Proposal 5: Approval of amendments to the 2004 Plan	62
Amendments	62
Non-qualified option grants	62
Increase in shares available	64
Nasdaq requirement	65
Increase in the grant share limit per individual	65
Future grants	65
General	66
Administration	66
Eligibility	66
Term, price and method of payment for stock underlying options	67
Adjustment to awards	67
Automatic option grants to non-employee directors	67
Non-transferability	68
Amendment	68
Federal income tax consequences	68
Termination	69
Planned grants	69
Required Vote	69

Proposal 6: Ratification of selection of independent auditors	70

Audit and non-audit fees	70

Required vote	71

Requirements, including deadlines, for submission of	72
Stockholder proposals and nominations of directors
Other matters	73
Annexes*
Securities Purchase Agreement†	Annex A
Form of Participating Management Purchase Agreement†	Annex B
Form of Secured Convertible Promissory Note†	Annex C
Form of Warrant†	Annex D
Forms of Amendments to Certificate of Incorporation relating	Annex E
to the increase in authorized Common Stock and the reverse stock split
Form of Amended and Restated 2004 Stock Option Plan	Annex F
Opinion of Seidman & Co.	Annex G
Financial Forecasts	Annex H
Seidman Distributable Cash Flow analysis	Annex I

*Reference is made to EVCI’s Form 10-K filed on April 27, 2007 and Form 10K/A, Amendment No. 2, for copies of other agreements relating to the ComVest Financing and Bank Debt Restructuring.

†These documents, which have been filed as Exhibits to EVCI’s Form 10-K filed on April 27, 2007 and  Form 10-K/A Amendment No. 2, for the fiscal year ended December 31, 2006, have been omitted from the Preliminary Proxy Statement, but will be included with the Definitive Proxy Statement.

GENERAL INFORMATION ABOUT THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of EVCI Career Colleges Holding Corp. (Nasdaq: EVCI) of proxies to be used at EVCI’s Annual Meeting of Stockholders to be held on Tuesday, July 31, 2007, and at any adjournment or postponement of the Meeting. “We”, “our”, “us” and “EVCI” all refer to EVCI Career Colleges Holding Corp., unless the context requires otherwise. The proxy materials are first being mailed on or about July 3, 2007.

Who may vote

You will only be entitled to vote at the Annual Meeting if our records show that you held your shares on June 28, 2007. At the close of business on June 28, 2007, a total of _________ shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

How to vote

If your shares are held by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the Annual Meeting. If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares as described below.

If you vote by telephone or on the Internet in accordance with instructions on your proxy card, you do not need to return your proxy card. Please note that record holder proxy cards do not have telephone and Internet voting instructions because it was not deemed cost effective to provide those options to the approximately 40 record holders of EVCI’s Common Stock.

Vote by telephone

You can vote by calling the toll-free number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, please vote by Internet or by mail.

Vote on the Internet

You also can vote on the Internet. The Website for Internet voting is indicated on your proxy card. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Vote by mail

If you vote by mail, simply mark your proxy, date and sign it, and return it to Continental Stock Transfer and Trust Company in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to EVCI Career Colleges Holding Corp., c/o Continental Stock Transfer and Trust Company, 17 Battery Place, New York, N.Y. 10004, Attention Proxy Department, 8th floor.

Voting at the Annual Meeting

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

How to revoke your proxy

You may revoke your proxy at any time before it is voted. If you are a record stockholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the Annual Meeting.

•	by timely delivery of written instruction revoking your proxy to the Secretary of EVCI Career Colleges Holding Corp., 1 Van Der Donck Street, 2nd Floor, Yonkers, New York 10701.

•	by timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet.

•	by voting in person at the Annual Meeting.

How votes will be counted

The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented at the Meeting. If you have returned a valid proxy or are a record holder and attend the Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced. “Broker non-votes” are also counted in determining whether a quorum is present. A “broker non vote” occurs when a broker, bank or nominee that holds shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

If a quorum is not present at the Annual Meeting, a majority of the shares present, in person or by proxy, has the power to adjourn the Meeting from time to time until a quorum is present. Other than announcing at the Annual Meeting the time and place of the adjourned Meeting, no notice of the adjournment will be given to stockholders unless required because of the length of the adjournment.

Directors will be elected by a plurality of the votes cast.

A majority of the outstanding shares of Common Stock are required for the approval of the Share Increase and Reverse Split (Proposals 3 and 4).

The votes cast “for” must exceed the cast “against” to approve each other matter voted on at the Meeting.

Abstentions and “broker non-votes” are not counted in the election of directors or the approval of any other matter except they will have the same effect as votes against the Share Increase and Reverse Split.

List of stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 1 Van Der Donck Street, 2nd Floor, Yonkers, NY 10701.

Cost of this proxy solicitation

We will pay the cost of the proxy solicitation. We have retained the services of The Altman Group to assist us in the solicitation of proxies. We estimate the total cost for the services of The Altman Group will not exceed $17,000. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. We expect that some of our officers, directors and employees will solicit proxies by telephone, facsimile, e-mail or personal contact. None of these officers, directors or employees will receive any additional or special compensation for doing this.

THE COMVEST FINANCING

On May 23, 2007, EVCI completed the previously announced financing provided by ComVest Investment Partners III, L.P. (“ComVest”), an affiliate of ComVest Group Holdings LLC, and participating EVCI senior management (“Participating Management”) pursuant to which EVCI received gross proceeds of $10,100,000 and credit enhancement (the “L/C Guaranty”) for up to $6,700,000 for EVCI letters of credit (the “Letter(s) of Credit”). Simultaneously with the completion of the ComVest Financing, EVCI restructured its bank debt (the “Bank Debt Restructuring”) that is owed to Harris N.A. (the “Bank”). The ComVest Financing has been structured so that it will not result in a change of control of EVCI unless the requisite pre-approvals of the regulators and accreditors of EVCI’s Colleges are first obtained. EVCI’s Board of Directors believes the ComVest Financing was critical to EVCI’s survival and, therefore, to EVCI’s stockholders. The terms of the ComVest Financing are discussed below under the caption “Summary of the terms of the ComVest Financing.”

Dr. Arol I. Buntzman, EVCI’s Chairman; Dr. John J. McGrath, EVCI’s Chief Executive Officer and President; Joseph D. Alperin, EVCI’s General Counsel and Vice President for Corporate Affairs and Stephen Schwartz, EVCI’s Chief Financial Officer, constitute Participating Management. Participating Management invested $1,000,000 on a pro rata basis with ComVest, which constitutes approximately 6.0% of the $16,800,000 sum of the $10,100,000 gross proceeds and credit enhancement obligation of up to $6,700,000. The total investment by each member of Participating Management is: Dr. Buntzman, $500,000; Dr. McGrath, $250,000: Mr. Alperin, $125,000 and Mr. Schwartz, $125,000.

In connection with the ComVest Financing, EVCI agreed to submit the following matters for the approval of EVCI’s stockholders: (i) the election of ComVest’s nominees to the Board of Directors (Proposal 1); (ii) an increase in the authorized but unissued shares of Common Stock to permit the full exercise and conversion of the warrants and notes that were issued as part of the ComVest Financing (Proposal 3); and (iii) the approval of certain non-plan options that were granted to Participating Management (Proposal 5). Proposal 3 also seeks approval of an additional increase in authorized Common Stock for specified and unspecified purposes. In addition, EVCI is requesting that stockholders ratify the terms of the ComVest Financing and authorize the Board to effect a reverse stock split in connection with EVCI’s efforts to remain listed on the Nasdaq Stock Market (Proposals 2 and 4).

Critical need for financing

EVCI’s business depends on the ability of EVCI’s subsidiaries to continue to participate in federal Title IV programs and state grant programs, especially the New York State Tuition Assistance Program (“TAP”). In fiscal year 2006, EVCI derived approximately 92% of its $64.7 million in net revenue, or approximately $59.5 million, from federal Title IV grant and loan programs and state grant programs, particularly TAP. Continuing participation requires EVCI and its colleges to satisfy specific standards of financial responsibility (“Financial Responsibility”). The U.S. Department of Education (“DOE”) and the New York Higher Education Services Corporation (“HESC”) evaluate EVCI for compliance with these Financial Responsibility standards each year, based on EVCI’s annual audited financial statements for the year ended December 31. The accreditors of EVCI’s colleges also require compliance with those Financial Responsibility standards. There is a risk factor included in EVCI’s Form 10-K/A, Amendment No. 1, for the year ended December 31, 2006 that was filed with the SEC on May 1, 2007 (the “2006 Form 10-K/A”) that discusses Financial Responsibility requirements and risks of non-compliance and is captioned, “Our failure to satisfy specific Financial Responsibility standards established by federal and state regulators or the non-governmental agencies that accredit our schools could have a material adverse effect on us.”

In October 2005, Interboro received compliance review reports (collectively, the “Draft Report”) from the New York State Education Department. Thereafter, the New York State Education Department required Interboro to substantially reduce student enrollment. Consequently, EVCI’s results of operations for 2006, financial condition, liquidity and capital resources were materially and adversely affected. As indicated in the 2006 Form 10-K/A, EVCI had a net loss of approximately $13.5 million for fiscal 2006, as compared to net income of $0.4 million for 2005 and net income of $6.3 million for 2004.

EVCI’s losses reduced EVCI’s Financial Responsibility scores to a level where it must demonstrate its Financial Responsibility, on a consolidated basis, by other means, such as providing letters of credit of up to $6.7 million, or it will become ineligible to receive Title IV and TAP funds. In addition, the low level of those scores constituted a separate event of default as of December 31, 2006 under EVCI’s Bank agreement. There were other continuing events of default under EVCI’s Bank agreement that included the failure to pay the March 31 principal and interest payment of $745,000 and to satisfy financial covenants at December 31, 2006 and March 31, 2007.

Demonstrating EVCI’s Financial Responsibility also means being able to pay to the DOE and HESC up to $4.5 million of tuition disallowances (refunds of Pell and TAP grants) as the result of a rescoring of ATB exams that was mandated by the DOE and is described in EVCI’s 2006 Form 10-K/A in Note 7 of Notes to Consolidated Financial Statements (the “ATB Tuition Disallowances”). For approximately six months prior to closing the ComVest Financing, EVCI was under significant pressure from the Bank to complete a financing that would reduce EVCI’s debt to the Bank. Furthermore, defaults by EVCI to the Bank caused the Bank to transfer administration of that debt to its workout department.

EVCI management and the Board of Directors were required to devote substantial time and effort to obtain financing that could provide the necessary funds to pay up to $4.5 million of ATB Tuition Disallowances, effect the Bank Debt Restructuring, provide working capital and give EVCI the ability to obtain letters of credit up to $6.7 million. Management and the Board believed that it was critically important to complete those transactions prior to filing EVCI’s Form 10-K for its year ended December 31, 2006, not only because of intense pressure from the Bank but also because of their significant concern that regulators and accreditors of EVCI’s colleges would seek to require EVCI to take drastic and immediate action that could result in the distress sale or closure (teach out) of EVCI’s colleges as a result of disclosures in the Form 10-K that would be required if a financing and Bank Debt Restructuring were not completed or assured. Although not completed by the filing of the Form 10-K on April 27, 2007, a definitive agreement was entered into on April 24, 2007 with ComVest and Participating Management that had no conditions to closing other than the payment, and the issuance of, the debt and equity securities sold under that agreement by not later then May 24, 2007.

Prior efforts to obtain financing

The First Amendment and Restatement of EVCI’s Credit Agreement with the Bank that was concluded on March 31, 2006, required EVCI to hire an investment banker reasonably acceptable to the Bank to review EVCI’s strategic alternatives. On May 12, 2006, EVCI hired Stifel Nicolaus & Company, Incorporated (“Stifel Nicolaus”) to serve as financial advisor to EVCI for the purpose of identifying and evaluating strategic financial and business alternatives available to EVCI.

However, the Board of Directors decided not to wait for the completion of the Stifel Nicolaus analysis before seeking financing. It felt that EVCI needed as much time as possible to complete the financing prior to December 31, 2006 so that it would have the funds to pay the ATB Tuition Disallowances and to be able to satisfy at least the minimum Financial Responsibility standards that would be tested for the year ending December 31, 2006. If successful, EVCI would have been able to avoid posting any letters of credit.

EVCI retained Jefferies & Co., Inc. on June 29, 2006 to assist EVCI to obtain debt and/or equity financing in a private placement with one or more funding sources.

Stifel Nicolaus concluded its analysis in mid-September 2006. It concluded that EVCI should immediately pursue a preferred stock private placement that would not result in a change of control of EVCI and would be the least dilutive to stockholders as possible.

In mid-October 2006, EVCI received a preliminary financing proposal from a prospective investor identified by Jefferies. The Board authorized management to negotiate a transaction that contemplated the issuance of preferred stock and warrants for gross proceeds of $9.0 million. That transaction was being structured with the intention of neither requiring stockholder approval under Nasdaq’s rules nor pre-approval of the regulators and accreditors of EVCI’s colleges. However, the prospective investor failed to complete this financing. EVCI believes this was in significant part due to the investor’s concerns about the adverse regulatory climate, generally, and the specific regulatory issues facing EVCI. Importantly, the rules of the New York Board of Regents were changed in December 2006 to require prior approval by the Regents of a change of ownership or control of a degree-granting proprietary college in New York. The approval process could take up to 180 days and approval is not assured because the new owner must demonstrate eligibility to own and operate a proprietary school under standards established by the Regents.

Throughout January 2007, management and other representatives of EVCI sought other sources of debt and/or equity financing and potential purchasers of EVCI’s colleges in a transaction with EVCI. EVCI contacted private equity funds, hedge funds, strategic buyers such as school owners and other education providers, business brokers and investment bankers regarding transactions that might be concluded with or without current management’s continuing involvement. EVCI did not receive any proposals. With the assistance of Jefferies, EVCI was introduced to ComVest in January 2007. EVCI previously had engaged in discussions with an affiliate of ComVest, regarding a different structure for a financing from mid-August to mid-October in 2006, but these discussions had not resulted in a transaction.

February 2007 ComVest proposal

After discussions among EVCI management and ComVest in January 2007, EVCI received a term sheet from ComVest dated February 1, 2007, that proposed a $9.0 million financing for EVCI Common Stock, subordinated notes and warrants and a $6.7 million letter of credit enhancement, and a second step going private merger. The February 1st term sheet also contemplated that EVCI’s senior management would participate in the ComVest Financing by investing $1,000,000 on the same terms as ComVest and by remaining with EVCI after a second step going private merger. ComVest informed EVCI that it desired senior management to share the ComVest downside risk and upside potential of EVCI’s business, which is not uncommon in private equity transactions. The February 1, term sheet imposed a deadline of February 12 for a response from EVCI.

Special Committee

Chronology of events

Below is a chronology of events occurring between February 2, 2007 and April 25, 2007, when a press release was issued to announce the signing of definitive agreements, with ComVest and the Bank, that set forth the terms of the ComVest Financing and the Bank Debt Restructuring.

On February 2, 2007, EVCI’s Board of Directors met to discuss ComVest’s February 1, 2007 term sheet. Because of the prospect that senior management would participate in the proposed financing, the Board established a special committee of the Board (the “Special Committee”) composed of EVCI’s four independent directors: Royce N. Flippin, Jr., Philip M. Getter, Donald Grunewald, and Eli Housman. Mr. Getter was elected Chairman of the Special Committee. The Special Committee was broadly empowered to consider and negotiate the terms and conditions of an appropriate financing or other transaction for EVCI and then to make a recommendation to the full Board of Directors with respect to it.

On February 5, 2007, the Special Committee held its first meeting, at which it had an initial discussion of the February 1 ComVest term sheet and ascertained the need to hire Delaware counsel and a financial advisor.

On February 6, 2007, after reviewing certain candidates, the Special Committee engaged the firm of Proctor Heyman LLP, of Wilmington, Delaware, as its special Delaware counsel after satisfying itself that such firm had the requisite independence and qualifications for the position. Later in the meeting, the Special Committee engaged the firm of Seidman & Co., Inc. (“Seidman”), as its financial advisor after satisfying itself that such firm had the necessary background, independence and experience for valuation matters.

On February 8, 2007, EVCI’s General Counsel, Joseph D. Alperin, was invited to attend a meeting of the Special Committee. Mr. Alperin provided preliminary management comments on the ComVest term sheet, confirmed the current capitalization of EVCI, and presented a history of EVCI’s prior negotiations with third parties with respect to a proposed financing. The Special Committee particularly discussed the position of the Bank toward the proposed transaction with ComVest. EVCI’s Vice President of Operations, Steven Schwartz, updated the Special Committee on various regulatory and financial matters. Due to the February 12 deadline for a response to the initial ComVest term sheet, the Special Committee determined to seek a two-week extension for a response, in order to permit the Special Committee to analyze the ComVest proposal and to explore other financing options.

On February 9, 2007, ComVest agreed to extend the deadline for a response to its term sheet to February 26, 2007.

On February 9, 2007, regulatory counsel to EVCI apprised the Special Committee of the various state and federal educational regulatory issues facing EVCI. The Special Committee also discussed generally its approach to ComVest in the upcoming negotiations and considered whether EVCI should undertake a going-private merger as proposed by ComVest, in addition to the urgently needed financing. The Special Committee requested further pro forma financial information from EVCI management regarding the proposed ComVest transaction. The Special Committee also determined its intention to begin direct negotiations with ComVest by the following week.

On February 12, 2007, the Special Committee heard a report from Dr. John McGrath, Chief Executive Officer and President of EVCI, regarding Dr. McGrath’s meeting with certain members of the New York State Education Department. Dr. McGrath also described to the Special Committee the proposed use of proceeds of the ComVest Financing, including allocation of monies for tuition disallowances resulting from the U.S. Department of Education’s mandated ATB test rescoring by Interboro, a pay down of the Bank loans, and working capital enhancements. Mr. Schwartz reported to the Special Committee that EVCI could, in his view, service the proposed ComVest debt, although he cautioned that the Bank loans were coming due and had to be restructured promptly. The Special Committee also discussed a list of issues to be negotiated with ComVest, including the proposed price for EVCI shares for ComVest’s proposed $2 million equity investment, the term of the $7 million secured promissory note, the requested 15% repayment premium, the number of warrants to be issued to ComVest, a meaningful post-signing market check, a reduction of the proposed breakup fee of 5% of the “enterprise value” of EVCI as determined by ComVest, a minimum period of time for ComVest to remain invested in EVCI, and a premium for the minority stockholders of EVCI if EVCI were taken private. After further discussion, the Special Committee agreed that Mr. Seidman should take the lead in negotiations with ComVest, with the active participation of Mr. Getter and with the assistance of Mr. Housman as necessary. There was also a discussion of the status of inquiries to and from various third parties other than ComVest.

On February 13, 2007, the Special Committee discussed the need to meet promptly with the Bank to review the ComVest proposal. The Special Committee also reviewed in detail the draft ComVest term sheet and agreed, among other things, to seek a reduction in both the regular and default interest rates, to have at least half of the interest on the note paid in kind, to extend the repayment periods of the note from two to three years, to eliminate the proposed 15% repayment penalty on the note, to seek to ensure a merger premium for the public EVCI stockholders, to reduce the proposed breakup fee, and to attempt to negotiate away the exclusivity and termination fee provisions in order to give EVCI a meaningful opportunity to seek a potentially superior proposal.

On February 14, 2007, the Special Committee discussed a revised draft term sheet prepared by its counsel that was designed to highlight the changes discussed by them the day before. Mr. Getter also reported to the Committee on his conversation with a principal of a private equity firm that had recently purchased another large educational company (“Alternate Investor A”).

On February 15, 2007, the Special Committee further discussed a possible investment by Alternate Investor A, and also discussed the stipulated $1 million investment by EVCI’s management in connection with the going-private merger proposed by ComVest. The Special Committee also heard a presentation from Dr. Buntzman, EVCI’s Chairman of the Board, with respect to management’s previous negotiations in 2006 with ComVest, Alternate Investor A and other potential investors.

On February 19, 2007, representatives of the Special Committee had their first direct negotiations with ComVest representatives. ComVest agreed that it would proceed without an exclusivity requirement, provided that the Special Committee agreed to a $500,000 “termination fee.”

On February 20, 2007, the Special Committee discussed the negotiations with ComVest. Mr. Seidman also identified certain matters relevant to the preparation of his firm’s proposed fairness opinion, including a request for ComVest’s precedent transactions. On that date, ComVest submitted to the Special Committee a revised term sheet. The Special Committee noted that the revised term sheet eliminated the proposed warrants and substituted a convertible note feature as requested by the Special Committee. The revised term sheet was not provided to EVCI management at that time.

On February 22, 2007, the Special Committee discussed the terms of ComVest’s revised term sheet and noted that ComVest had reverted to the original warrant structure. The Special Committee noted that ComVest had accepted the Special Committee’s request to eliminate the proposed prepayment penalty on the note. The Special Committee determined to seek a higher, fixed per-share price in an effort to ensure a premium for the EVCI stockholders in the event of a going-private merger. The Special Committee also noted the need for further negotiations with respect to ComVest’s requested breakup and termination fees, as well as for obtaining a fixed loan commitment from ComVest. There was also a report on a further discussion with a principal of Alternate Investor A and of the need to renegotiate EVCI management’s employment and change of control agreements in order to facilitate a transaction with ComVest or with Alternate Investor A.

On February 26, 2007, the Special Committee discussed the status of discussions with Alternate Investor A and heard that Seidman expected to receive a proposal from another private equity firm that had recently purchased an interest in an educational company (“Alternate Investor B”). Mr. Alperin briefed the Special Committee on certain regulatory matters, and the Special Committee informed Mr. Alperin that it was not yet ready to share an updated draft term sheet with EVCI’s management because certain key issues with ComVest remained open.

On February 27, 2007, the Special Committee’s special securities counsel, Hahn & Hessen, participated in a meeting of the Special Committee for the first time, although the Special Committee did not formally engage that firm until March 14, 2007. The Special Committee had an extensive discussion of the proposed going-private merger price term, particularly the need to adhere to a $.55 fixed price ― which represented almost a 40% premium over the then market price of EVCI common stock ― as the principal basis for obtaining a fairness opinion at that point, in view of other unfavorable EVCI financial ratios. The Special Committee also reviewed certain aspects of the latest draft of the ComVest term sheet, particularly certain proposed transaction fees and features of the warrants. It was reported that ComVest had granted another extension of the response deadline to March 2, 2007.

On February 28, 2007, the Special Committee discussed further the likelihood of obtaining a prompt proposal from Alternate Investor A. The Committee agreed that it was important to finalize a transaction with ComVest to make sure that emergency financing was in place in the event that no proposal was received from Alternate Investor A or from some other third party. The Special Committee also determined to propose to ComVest that the termination fee be reduced from $500,000 to $250,000, with documented expenses up to an additional $250,000.

On February 20, 22, 27 and 28, 2007, representatives of the Special Committee engaged in further direct negotiations with ComVest.

On March 1, 2007, the Special Committee met to discuss the negotiations with ComVest. Mr. Getter reported that ComVest had refused to clarify the triggering events set forth in the termination fee provision, but ComVest agreed to reduce the breakup fee from $1.2 million to $1 million, the lowest amount ComVest indicated it was willing to accept. The Special Committee believed that it had negotiated the best possible terms with ComVest and, accordingly, determined to forward the revised term sheet to EVCI’s management for review. The Special Committee also determined to request a further extension from ComVest to enable management to conduct a meaningful review of the revised term sheet and to facilitate the submission of proposals from Alternate Investor A, Alternate Investor B, and perhaps others.

On March 1, 2007, ComVest agreed to a further extension to March 5, 2007.

On March 2, 2007, Mr. Getter reported to the Special Committee on the status of discussions with Alternate Investor A and Alternate Investor B, which were still trying to inform themselves of regulatory and budgetary issues concerning EVCI. Representatives of EVCI management joined the Special Committee call and had an extensive discussion of the revised ComVest term sheet. Mr. Seidman and Mr. Getter informed management that ComVest was prepared to move forward with its transaction very quickly, if it was approved, and that ComVest was prepared to increase its due diligence immediately. The Special Committee saw this as a critical factor in view of the urgency of EVCI’s cash needs. Given the absence of an exclusivity provision in the revised ComVest term sheet, the Special Committee determined that it was advisable to continue discussions with Alternate Investor A and Alternate Investor B, even after signing a term sheet with ComVest, on the chance that a superior proposal might be obtained.

On March 5, 2007, Mr. Seidman reported to the Special Committee on the status of discussions with Alternate Investor A, which was not yet ready to submit a substantive proposal. The consensus of the Special Committee was that the Special Committee and EVCI may have no other choice than to accept the ComVest proposal, given the lack of current alternatives and EVCI’s serious financial situation. At the close of that meeting, the Special Committee formally approved the latest draft of the ComVest term sheet, subject to certain drafting suggestions made by members of EVCI management. The Special Committee determined that the ComVest proposal was the best transaction reasonably available to EVCI and its stockholders, and the Special Committee agreed to recommend the ComVest proposal to the EVCI Board of Directors. At a meeting later that day, the full EVCI Board of Directors accepted the recommendation of the Special Committee and approved the ComVest transaction outlined in the revised ComVest term sheet, subject to the preparation of definitive documents and the provision of a fairness opinion by Seidman.

The ComVest term sheet signed by EVCI and ComVest on March 5, 2007 provided for a $7 million secured loan that would be subordinated to EVCI’s debt to the Bank; a $2 million equity investment; the issuance to ComVest of three-year warrants to purchase up to 27,500,000 shares of Common Stock; interest on the secured note at 12% per annum, with a default rate of 16% per annum; a three year maturity on the note; assistance in providing any required corporate guarantee in connection with the procurement by EVCI of a one-year letter of credit in an amount up to $6.7 million in favor of the U.S. Department of Education and, if required, the New York State Education Department; the right of ComVest to designate up to three out of ten directors on the EVCI Board; a required contribution from management of $1 million toward funding the contemplated going-private merger; merger consideration equal to $.55 per share for the public stockholders of EVCI; a post-signing market check; a $1 million breakup fee, representing about 2.87% of the aggregate enterprise value attributed by ComVest to EVCI in the going-private merger; and ComVest’s right to receive $250,000 as a financial advisory and structuring fee, plus an additional $250,000 in documented expenses in the event that EVCI chose not to proceed with the ComVest transaction without cause.

The preliminary due diligence started by ComVest in January 2007 substantially increased promptly after March 5 and continued until the closing of the ComVest Financing on May 23, 2007.

On March 14, 2007, the Special Committee met and formally retained Hahn & Hessen as its special securities counsel. Mr. Getter reported to the Special Committee that a third possible financing source, Alternative Investor C, had expressed an interest in a transaction with EVCI and was itself a specialist in the educational area. He also reported that ComVest had increased its due diligence on EVCI. The Special Committee determined to continue simultaneous discussions with multiple interested parties to the extent possible in an effort to at least obtain one additional term sheet.

From March 21, 2007 through April 24, 2007, definitive agreements for the ComVest transaction were negotiated.

On March 22, 2007, Mr. Getter met with representatives of the Bank in Washington, D.C., to learn what the Bank would require in connection with the proposed ComVest transaction.

On March 23, 2007, the Special Committee discussed its concerns and possible reasons for a sharp increase in the EVCI stock price that day. It was also reported that Alternate Investor A and Alternate Investor C had decided to make a joint proposal to EVCI. Mr. Getter also reported favorably on his meetings in person with representatives of Alternate Investor B and of the Bank. The Special Committee also discussed a preliminary term sheet from Alternate Investor A and Alternate Investor C, which was perceived to be less favorable to EVCI than the proposed ComVest transaction. The Special Committee also discussed the possible termination or modification of EVCI management’s employment and change of control contracts in the context of a transaction with ComVest.

On March 24, 2007, the Special Committee discussed a term sheet that was received from Alternate Investor B. The Special Committee was concerned that the funding commitment of Alternate Investor B was less than hoped. The Special Committee noted further that the proposal from Alternate Investor B contemplated an investment of just $6 million plus a letter of credit, as opposed to ComVest’s financing commitment of $9 million in equity and debt, plus a letter of credit. The Committee also noted that the interest rate on the proposal from Alternate Investor B was 15%, which rate was higher than the proposed 12% ComVest interest rate. The Special Committee decided to negotiate further to obtain an initial funding commitment from Alternate Investor B at the time of the signing of any term sheet with it. The Special Committee also noted that neither the joint proposal from Alternative Investor A and Alternative Investor C nor the proposal from Alternate Investor B committed upfront funding to EVCI and that those parties also wished to engage in direct discussions with the Bank and with EVCI’s regulators, rather than acting with or through EVCI. As a consequence of these and other considerations, the Special Committee felt that neither proposal was as favorable to EVCI as the proposed ComVest transaction.

After the March 23 price fluctuations for EVCI stock, ComVest informed representatives of the Special Committee that it was no longer comfortable with the concept of a going-private merger at a $.55 fixed price. The Special Committee and EVCI management determined that, given the press of time, Dr. Buntzman would take the leading position in negotiating a revised transaction with ComVest, subject to review and approval of the terms of any such proposal by the Special Committee.

Dr. Buntzman then engaged in negotiations with ComVest respecting a revised financing transaction that did not contemplate a going private merger. On March 26, 2007, EVCI provided ComVest with a revised term sheet which did not include a going private merger, required management’s $1,000,000 investment to be made in EVCI at the same time as ComVest’s investment, and incorporated changes that the Bank wanted, including using all of the proceeds of the ComVest Financing to pay EVCI’s debt to the Bank, with an ability to reborrow, and a cash management system.

On March 30, 2007, Mr. Getter updated the Special Committee on management’s negotiations relating to the latest ComVest term sheet, stating his belief that it outlined a superior financing transaction for EVCI since he believed it would enable EVCI to remain a public company for at least a year. The Special Committee determined to continue negotiations with Alternative Investor B to arrange a possible backup transaction in the event that the ComVest transaction did not close.

On April 5, 2007, Dr. Buntzman updated the Special Committee on the status of the negotiations with ComVest regarding the proposed revised transaction. He noted that the revised transaction prevented ComVest from doing a tender offer or going private merger for one year at a price below $0.55 per share and that ComVest would limit its equity holdings to 19.9% initially. He also commented on the interest rates, the initial purchase price of the equity investment, and the proposed ComVest fees. The Special Committee also discussed the status of negotiations with Alternate Investor B. Moreover, the Special Committee determined that the revised ComVest proposal appeared to be superior to that of Alternate Investor B.

On April 6, 2007, the Special Committee discussed the revised ComVest Term Sheet. The Special Committee determined to request a fairness opinion from Seidman on the revised ComVest proposal. The Special Committee also discussed the need for management to disclose fully all of its proposed compensation arrangements with ComVest, and for the Special Committee to review all relevant documentation as EVCI moved toward a closing with ComVest. On that date, the Special Committee voted to approve the revised ComVest term sheet subject to the negotiation of definitive agreements, the receipt of a fairness opinion, a review of EVCI management’s participation in the transaction and of management compensation arrangements, efforts to maintain EVCI’s NASDAQ listing, and the satisfaction of regulatory requirements.

On April 6, 2007, EVCI and ComVest signed an amended term sheet. The April 6 term sheet provided for changes in terms as follows:

•	an increase in the total financing from $9,000,000 to $10,050,000;

•
the purchase of shares of Common Stock equal to 19.9% of EVCI’s Common Stock outstanding prior to such purchase of Common Stock, a lesser amount than ComVest could purchase at the market for $2,000,000;

•	the deletion of the going private transaction;

•
the ability of EVCI to pay interest on ComVest’s Note in ½ cash and ½ by increasing principal on the Note and an increase in the default rate of interest from 16% to 24%, payable 18% by adding the accrued interest to principal and paying 6% in cash;

•
use of the net proceeds to pay down the Bank term loan with a balance of $10,375,000, provided EVCI has the ability to reborrow under a $5,000,000 revolver and to make a one-time increase in the term loan to $6,000,000;

•
the ability of EVCI to obtain superior terms for guaranteeing the $6,700,000 letters of credit and thereby to terminate ComVest’s obligation and effect a cancellation of Warrants to purchase 10,000,000 shares of Common Stock;

•	the addition of a fee on the face amount of the letters of credit of 1.37% per month, payable in cash;

•	for one year following the closing, ComVest would not make a tender offer or seek a going private merger at less than $0.55 per share.

On April 12, 2007, the Special Committee had an extensive discussion of the terms and conditions contained in the draft transaction documents prepared by ComVest, including amendments to the employment agreements and termination of the change of control agreements between EVCI and each of Dr. Buntzman, Dr. McGrath and Mr. Alperin and a proposed employment agreement for Stephen Schwartz. The Special Committee noted several material respects in which such documents differed from the amended term sheet, including increases in both the base interest rate and the default interest rate, and the reinstatement of a 15% repayment penalty on the note. The Special Committee determined that such terms had to be restored to what had been approved by it on April 6. After being so advised by Seidman, the Special Committee also concluded that a reduction of management participation in the ComVest transaction from 20% to 15% was essential to obtaining a fairness opinion from Seidman, in view of the absence of relevant precedents. The Special Committee also determined to negotiate further reductions in the proposed EVCI management compensation levels.

On April 16, 2007, the Special Committee further discussed the proposed reductions in the management participation and compensation levels. Seidman emphasized that, in the context of the proposed fairness opinion, it was crucial to reduce the EVCI management stake from 20% to 15%, and that it was also important to ensure a broader distribution of EVCI stock options among other key employees of EVCI.

On April 17, 2007, the Special Committee voted unanimously to recommend the revised ComVest transaction to the full EVCI Board of Directors, provided that the parties reached substantial agreement with management and ComVest on the points raised by the Special Committee on April 12. The Special Committee reaffirmed the importance of obtaining a fairness opinion from Seidman before making a recommendation to the Board. The Special Committee negotiated with management and ComVest a reduced participation level by management in the post-transaction entity from 20% to 14.1%, as well as salary reductions for Dr. McGrath and Dr. Buntzman. There was further agreement with respect to a broader distribution of EVCI’s stock options to other key EVCI employees. After those agreements were reached, Seidman provided its oral opinion to the Special Committee that the proposed ComVest Financing was fair to EVCI’s stockholders from a financial point of view. The Special Committee then unanimously determined the revised ComVest transaction should be recommended to the full Board of Directors for approval.

On April 17, 2007, EVCI’s full Board met and approved the ComVest transaction as recommended by the Special Committee.

On April 24, 2007, after further negotiations between EVCI management and ComVest, the Special Committee met to consider the proposed final terms of the ComVest transaction, with a view to making an appropriate recommendation to the EVCI Board of Directors. Because negotiations regarding the EVCI management compensation had been ongoing and further changes had been proposed since the April 17 Special Committee meeting, the Special Committee concluded that it needed to ascertain the final terms of such compensation before it could cast an informed vote. Dr. McGrath reported to the Special Committee that management and ComVest had resolved all material issues, and that the Bank and the parties desired to sign the transaction documents that day and to issue a press release. Mr. Schwartz confirmed to the Special Committee that he had circulated the final share allocation numbers and that the capitalization table contained in his communications to the Special Committee was correct and had been approved by ComVest. Dr. McGrath confirmed to the Special Committee that, with respect to the proposed management bonuses, eligible participants would receive them if EVCI’s auditor confirmed that the requisite EBITDA thresholds had been reached. The Special Committee also confirmed that the proposed $150,000 bonus to Dr. Buntzman would be contingent on Dr. McGrath’s approval of an actual improvement of relations between EVCI and the Washington Heights community.

ComVest’s counsel then reported to the full Board of Directors that based on developments with NASDAQ, ComVest was proposing to permit the exercise of its warrants to increase its ownership of EVCI’s Common Stock to 24.9%, still less than what would constitute a “change of control” under rules and regulations of the regulators and accreditors of EVCI’s colleges. After receiving confirmation that the proposed increase in ownership would have no adverse effect under rules and regulations of the regulators and accreditors of EVCI’s colleges, Seidman confirmed that such change would not affect its fairness opinion. The Special Committee was also assured that the overall level of management participation, including the special allocation of stock options to key employees, would be no greater than 15% of the capitalization of the post-transaction EVCI enterprise.

The Special Committee then went into executive session and, after consideration of the final substantive terms of the EVCI-ComVest transaction documents, confirmation of the accuracy of the capitalization table and the renewed oral fairness opinion of Seidman, the Special Committee unanimously approved the recommendation of the proposed ComVest transaction and all of the transaction documents to the Board of Directors as fair and in the best interests of EVCI and its public stockholders. The written opinion of Seidman was delivered later that evening.
Immediately after the Special Committee executive session on April 24, the entire EVCI Board met, accepted the Special Committee recommendation, approved the proposed ComVest transaction, and determined that the proposed ComVest transaction was fair to and in the best interests of EVCI and its stockholders. The Board also authorized payment of compensation to Special Committee members, for their service on the Committee, of $100,000 to Mr. Getter (recognizing his efforts in chairing the Special Committee and in negotiating with ComVest , EVCI management and multiple third parties) and $15,000 to each of Dr. Grunewald, Mr. Flippin and Mr. Housman.

Later on April 24, EVCI, ComVest and Participating Management executed the definitive transaction documents with respect to the ComVest Financing and the Bank Debt Restructuring. EVCI issued a press release on April 25 announcing the ComVest Financing and Bank Debt Restructuring and that Robert F. Kennedy, Jr. had been elected a director of EVCI and chairman of a new Educational Oversight Committee of the Board.

Summary of factors influencing Special Committee

In recommending the ComVest Financing, to the full EVCI Board of Directors, and having met approximately 25 times, the Special Committee was primarily influenced by the following factors.

•
ComVest was prepared to furnish to EVCI approximately $8.7 million of debt financing and approximately $1.4 million of equity financing (more if the warrants are exercised by paying cash), in addition to providing assistance in obtaining a guaranty of a letter of credit of up to $6.7 million. ComVest would provide the financing at a time when EVCI faced the prospect of insolvency due to the combined pressures of increased financing requirements from state and federal regulators and the imminent maturity of EVCI’s Bank debt. Absent such financing by ComVest, EVCI stockholders might lose their total investment in EVCI.

•	The Special Committee received a fairness opinion from its financial advisor, Seidman, that the ComVest Financing is fair to the EVCI common stockholders from a financial point of view.

•
The Special Committee believes that ComVest would not be able to do a going private transaction for at least one year, and maybe not at all, because of New York State requirements regarding pre-approval of buyers of more than 50% of New York State proprietary colleges. Accordingly, the Special Committee believes that ComVest will want EVCI’s management to increase stockholder value for the benefit of all EVCI stockholders.

•
ComVest’s agreement to proceed without an exclusivity provision allowed the Special Committee to negotiate simultaneously with several other third parties and thereby to satisfy itself that the ComVest transaction was the best proposal reasonably available to EVCI and its stockholders under the circumstances.

•
No other third-party proposal received by the Special Committee was as favorable to EVCI as the ComVest proposal, and there was no assurance that a superior proposal for EVCI could have been obtained in the limited time available.

•	The Special Committee was permitted to review the qualifications of the EVCI director candidates designated by ComVest.

•
The level of management participation in the ComVest transaction was reduced from the 20% originally contemplated by ComVest to 14.1%, and members of Participating Management made other material concessions with respect to their compensation, including reductions in salary and termination of change of control agreements.

•
Selling Technical Career Institutes, EVCI’s most valuable asset, would require pre-approval by the New York State Board of Regents and EVCI stockholders, a process that could take up to six months without assurance that the pre-approvals could be obtained. An auction process for the sale of TCI would also take time that EVCI could not afford to take.

In making its recommendation, the Special Committee also considered the following countervailing factors:

•
The ComVest Financing would result in material dilution of the interests of EVCI’s current stockholders of 78.5%, calculated as of April 24, 2007, if Proposals 3 and 5 are approved and the Notes are fully converted, the Warrants are fully exercised and the options granted on 4/24/2007 and referred to in the second column of the table included in Proposal 5 under the caption “Non-qualified option grants” are fully exercised.

•	There is no assurance that EVCI will be able to service both the Bank debt and the debt owed under the Notes.

•	ComVest had less experience with investing in companies in the educational field than did certain other third parties with which the Special Committee negotiated.

•
If Proposal 3 is approved, ComVest may effectively become the controlling stockholder of EVCI, with the attendant power to direct Board and management decisions if it is able to obtain the requisite pre-approvals from the regulators and accreditors of EVCI’s colleges.

Summary of the terms of the ComVest Financing

The following is a brief summary of provisions of the agreements and instruments included as Annexes A through D of this Proxy Statement, and is qualified by reference to those Appendices. For information regarding Seidman’s fairness opinion, see below under the captions “Opinion of Special Committee’s financial advisor-Summary of factors considered by Seidman in determining fairness.”

The following securities were issued to ComVest and Participating Management:

Secured Convertible Notes. A promissory note in the principal amount of $9,202,313 was issued to ComVest. Promissory notes totaling $582,426 in principal amount were issued to Participating Management in the following principal amounts: Dr. Arol I. Buntzman, $291,212; Dr. John J. McGrath, $145,608; Joseph D. Alperin, $72,803 and Stephen Schwartz, $72,803. The ComVest Note and Participating Management Notes are referred to below, collectively, as the “Notes.” The Notes have the following terms:

•
Interest accrues at 12% per annum. The first 12 months of interest of $1,048,365 was accrued upon issuance of the Notes and added to principal. If an event of default occurs under the Notes, interest accrues at 24% per annum. To the extent permitted by law, the accrued interest will accrue interest at 12% per annum compounded quarterly. After June 30, 2008, regularly scheduled cash payments of interest can be made provided EVCI satisfies certain financial performance requirements of the Bank.

•
The Notes mature the earlier of May 23, 2010 or the date more than 50% of the voting power of EVCI is acquired by a person or group other than ComVest. Events of default that would result in the acceleration of the maturity date of the Notes include the failure of EVCI’s stockholders to approve an increase in EVCI’s authorized Common Stock that is being proposed at this stockholders meeting, an acceleration of the Bank debt or a material breach by EVCI of any of the financial covenants contained in the Notes. Those financial covenants include senior funded debt and fixed charges coverage ratios, minimum EBITDA and limits on capital expenditures.

•	The Notes are prepayable at anytime at EVCI’s option without penalty.

•
The Notes are convertible at each holder’s option, if not repaid within 12 months after issuance, and provided the Share Increase has been obtained, into shares of EVCI’s common stock at $0.60 per share, subject to full ratchet and other anti-dilution adjustments. The full ratchet anti-dilution provision of the Notes and Warrants referred to below, if triggered, lower the conversion and exercise prices of the Notes and Warrants but the number of shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants remains unchanged. Accordingly, a full-ratchet anti-dilution adjustment of the Notes would result in the Notes being partially convertible. The other anti-dilution provisions of the Notes and Warrants relate to customary adjustments in the event of a stock split, stock dividend or reclassification.

•	The Notes are secured by substantially all assets of EVCI.

•	The Notes rank junior to EVCI’s current debt to the Bank. and senior to any other existing or future EVCI indebtedness. The subordination of the Notes is pursuant to an intercreditor agreement.

Common Stock. EVCI issued 2,525,234 shares of Common Stock at $0.54 per share, or a total of $1,363,626, as follows: 2,374,922 shares to ComVest, 75,156 shares to Dr. Buntzman, 37,578 shares to Dr. McGrath, 18,789 shares to Mr. Alperin and 18,789 shares to Mr. Schwartz.

Warrants. Warrants to purchase a total of 26,904,761 shares of Common Stock were issued as follows: 25,863,095 to ComVest, 520,833 to Dr. Buntzman, 260,417 to Dr. McGrath, 130,208 to Mr. Alperin and 130,208 to Mr. Schwartz. Warrants to purchase up to an additional 595,238 shares of common stock are issuable to Participating Management upon paying $398,810 when requested to collateralize, together with ComVest, letter(s) of credit of up to $6,700,000 described below. In the event that Participating Management does not pay this amount, it will be paid by ComVest, which will receive the additional Warrants. The persons to whom those Warrants are issuable and the underlying shares and amounts payable are: Dr. Buntzman, 297,619 shares/$199,405; Dr. McGrath, 148,810 shares/$99,702; Mr. Alperin, 74,405 shares/$49,851 and Mr. Schwartz 74,405 shares/$49,851. The ComVest Warrants and Participating Management Warrants are referred to below, collectively, as the “Warrants.” The Warrants have the following terms:

•	The Warrants expire three years after issuance.

•	The Warrants are exercisable at $0.54 per share, subject to full ratchet and other anti-dilution adjustments.

•	The Warrants permit a cashless exercise.

•	Warrants issued to ComVest to purchase up to 831,185 shares are currently exercisable and are reserved for issuance out of EVCI’s currently authorized shares.

•
Any cash proceeds from exercise of the Warrants must be used to pay accrued interest and then principal of EVCI’s indebtedness to the Bank, if received prior to June 30, 2008, and to pay accrued interest and principal of the Notes if received after June 30, 2008 and Financial ratios in the Bank credit agreement are maintained.

The terms of the ComVest Financing also include the following:

Registration Rights. ComVest and Participating Management have the right to have EVCI register for resale under applicable securities laws their shares of Common Stock, including those underlying the Notes, in the event they become convertible, and the Warrants, in the event they become exercisable. They will have two demand and unlimited piggyback registration rights.

Letter(s) of Credit. ComVest and Participating Management will be required to assist EVCI in obtaining a one year letter of credit of up to $6,700,000 (the “Letter(s) of Credit”) in favor of the U.S. Department of Education and, if required, the New York State Education Department or its designee. This credit enhancement obligation is referenced to below as the L/C Guaranty. The following apply to the L/C Guaranty:

•
For agreeing to provide the L/C Guaranty, ComVest is entitled to a fee of $220,543 and Participating Management is entitled to a fee of $13,957. These fees are being deferred until after the Bank debt is paid.

•
To the extent EVCI is required to provide the Letter(s) of Credit, EVCI will accrue a monthly fee equal to a percentage of the face amount of the outstanding Letter(s) of Credit as follows: 1.2846% for ComVest and 0.8154% for Participating Management. Those fees would also be deferred until after the Bank debt is paid.

•	The Letter(s) of Credit would be used to satisfy Financial Responsibility standards.

•	The $398,810 deferred portion of Participating Management’s investment will be used as cash collateral in connection with the Letter(s) of Credit.

•
If EVCI, at its sole option, extends the L/C Guaranty for an additional year, in addition to the monthly fees referred to above, ComVest and Participating Management would be entitled to a fee, payable, at ComVest’s election, in cash or shares of EVCI’s Common Stock (the “L/C Shares”) as follows: ComVest, $220,543 or 408,412 shares and Participating Management, $13,957 or 25,847 shares. If cash is elected, it would not be paid until after the Bank debt is paid.

Limits on Ownership ComVest and its affiliates will not be permitted to own more than 24.9% (threshold established by DOE) or 49.9% (threshold established by NYED) of EVCI’s Common Stock, as applicable, unless requisite approvals from the regulators and accreditors of EVCI’s colleges are first obtained. In addition, the ComVest designees who are elected to EVCI’s Board cannot exercise their respective duties as members of the Board in a manner that would be deemed to effect a change of control of EVCI unless and until these requisite pre-approvals have been obtained. This is to ensure that a change of control of EVCI does not occur prior to obtaining those approvals. In addition, ComVest and its affiliates may not seek to effect a tender offer or a going private merger prior to May 23, 2008, at a price that is less than $0.55 per share of Common Stock without the prior consent of a Special Committee of independent members of the Board.

Board Participation. ComVest has the right to designate, up to three directors to EVCI’s Board. ComVest designees that satisfy the Nasdaq definition of independent director are required to be appointed to EVCI’s Audit and Compensation Committees. Future increases in compensation of any executive officer and additional grants of options to an executive officer will require the unanimous consent of the EVCI Compensation Committee. ComVest’s initial designees are Brian H. Fluck, Inder Tallur and Donald Grunewald (who is currently an EVCI Class 1 director).

Other agreements of Participating Management

In addition, Participating Management’s other agreements, effective upon the closing of the ComVest Financing (unless otherwise indicated) included the following:

Dr. Arol I. Buntzman - Chairman of the Board

Dr. Buntzman:

•	Waived any change of control payment that may be payable to him as a result of the ComVest Financing.

•	Terminated his existing change of control agreement.

•	Cancelled his 602,026 existing options, effective April 24, 2007.

•	Agreed to amend his employment agreement to:

•	Provide for a term expiring May 23, 2009 versus December 31, 2008 under his prior employment agreement;

•
Reduce his salary from $630,000 to $385,000; provided his salary reverts to $630,000, retroactively, if the Share Increase is not obtained, and the following conditions are met (the “Salary Reversion Conditions”): the ComVest Note has been repaid and ComVest’s obligations with respect to the Letters of Credit have been extinguished and, thereafter, EVCI’s common stock bid price is greater than $1.00 for 30 consecutive trading days.

•
Provide for the payment of an annual bonus of up to 100% of his salary based on 2.75% of EBITDA (as defined) if EVCI meets 75% of EBITDA objectives of $3,900,000 for 2007 and $8,700,000 for 2008 and, thereafter, as determined by EVCI’s Compensation Committee (the “EBITDA Objectives”).

•
Provide for payment of a merger and acquisition transaction fee of 1.5% on acquisitions or sales EVCI makes, including the sale of its entire business but excluding any going private transaction involving ComVest or an affiliate.

•	Provide for the payment of six months severance if his employment is terminated for any reason.

•
Provide for the payment of a $150,000 bonus, within 90 days after May 23, 2007, if Dr. McGrath certifies that Dr. Buntzman has improved relations between Interboro and the community of Washington Heights, Manhattan, New York.

Dr. John J. McGrath - Chief Executive Officer and President

Dr. McGrath:

•	Waived any change of control payment that may be payable to him as a result of the ComVest Financing.

•	Terminated his change of control agreement.

•	Cancelled his 261,125 existing options, effective April 24, 2007.

•	Agreed to amend his employment agreement to:

•	Provide for a term expiring May 23, 2010 versus December 31, 2008 under his prior agreement;

•	Reduce his salary from $490,000 to $350,000; provided his salary reverts to $490,000, retroactively, if the Share Increase is not approved and the Salary Reversion Conditions are met.
•	Provide for the payment of an annual bonus of up to 100% of his salary based on 4.75% of EBITDA if EVCI meets 75% of the EBITDA Objectives.

•	Provide for the payment of 12 months severance if his employment is terminated for any reason.

Joseph D. Alperin - General Counsel and Vice President for Corporate Affairs

Mr. Alperin:

•	Waived any change of control payment that may be payable to him as a result of the ComVest Financing.

•	Terminated his change of control agreement.

•	Cancelled his 53,333 existing options, effective April 24, 2007.

•	Agreed to amend his employment agreement to:

•	Provide for a term expiring May 23, 2010 versus February 28, 2009 under his prior employment agreement.

•	Reduce his salary from $260,000 to $230,000; provided his salary will revert retroactively to $260,000 if the Share Increase is not approved and the Salary Reversion Conditions are met.

•	Provide for the payment of an annual bonus of up to 100% of his salary based on 0.75% of EBITDA if EVCI meets 75% of the EBITDA Objectives.

•	Provide for the payment of six months severance if his employment is terminated for any reason.

Mr. Stephen Schwartz - Chief Financial Officer

Mr. Schwartz:

•	Entered into an employment agreement pursuant to which Mr. Schwartz replaced Richard Goldenberg as the Chief Financial Officer of EVCI on the following principal terms:

•	A term expiring May 23, 2012.

•	A salary of $180,000 per annum versus his salary of $171,000 per annum prior to entering into the employment agreement.

•	Payment of an annual bonus of up to 100% of his salary based on 1.75% of EBITDA if EVCI meets 75% of the EBITDA Objectives.

•	The payment of six months severance if his employment is terminated for any reason.

Option grants to Participating Management

As a part of Participating Management’s agreements relating to their employment described above, ComVest proposed that Participating Management be granted options to purchase EVCI’s Common Stock that would increase Participating Management’s potential ownership of EVCI’s Common Stock to 20% of EVCI’s fully diluted outstanding Common Stock assuming full conversion of the Notes and exercise of the Warrants and the exercise of other outstanding options and warrants as of the date the ComVest Financing was completed. The Special Committee negotiated a reduction in that potential ownership from 20% to 14.1%. For information regarding those option grants to Participating Management, see Proposal 5, Approval of Amendments to the 2004 Plan-Non-qualified option grants.

Use of proceeds of ComVest Financing

The net proceeds from the ComVest Financing were approximately $8,000,000 after paying expenses of the ComVest Financing and Bank Debt Restructuring. The net proceeds were used to reduce the term loan owed to the Bank to $2,675,000 and to pay other unrelated expenses. EVCI’s ability to borrow 5,000,000 under a revolver and to borrow up to $6,000,000 under the term loan is discussed below under the caption “Bank Debt Restructuring”.

Bank Debt Restructuring

The ComVest Financing and Bank Debt Restructuring had to be completed simultaneously, or neither transaction would have closed. The brief summary below of the terms of the Bank Debt Restructuring is qualified by reference to the Second Amended and Restated Credit Agreement filed as Exhibit 10.62 to EVCI’s Form 10-K filed with the SEC on April 27, 2007 and by reference to the Intercreditor Agreement filed as Exhibit 10.52(c) to the 2006 Form 10-K/A.

Under the Seconded Amended and Restated Credit Agreement:

•
The revolver was increased from $2,000,000 to $5,000,000 and the term loan was reduced from $10,375,000 to approximately $2,675,000. The term loan can be increased one time only to up to $6,000,000 for use in paying ATB Tuition Disallowances.

•	The maturity date of the revolver and term loan is April 1, 2009.

•	The interest rate on the revolver and term loan is, at EVCI’s option, prime +2.75% or LIBOR +4%.

•	The term loan amortizes quarterly with six payments of $750,000 from September 30, 2007 through December 31, 2008.

•
Financial covenants relating to minimum net worth and capital expenditures were reset and financial covenants relating to minimum EBITDA and senior funded debt and fix charged coverage ratios were eliminated.

•	Existing defaults were waived.

Opinion of Special Committee’s financial advisor

The following summary of the Seidman fairness opinion, dated April 24, 2007, is qualified by reference to the full opinion included as Annex G to this Proxy Statement.

Seidman concluded that the ComVest Financing is fair to EVCI stockholders from a financial point of view. The opinion notes that, in reaching its conclusion, particular weight was accorded by Seidman to the following:

•	The avoidance of a potential “teach out,” and a prospective follow on corporate insolvency with potential wipe out of stockholder values.

•	The indicated maintenance, if not enhancement, of per share stockholder values which the ComVest Financing prospectively provides.

•
The timeliness and fullness of the financial resources being made available relative to indicated corporate needs, viz-a-viz, working capital requirements, the servicing of potential regulatory disallowances, the balance sheet support for continued government funding.

•
ComVest’s readiness to proceed rapidly to closing and provide these indicated required funds notwithstanding significant uncertainties and risks in the transaction relating to government change in control approval and stockholder approval to support the ComVest Financing.

In its review and analysis and in rendering its opinion, Seidman assumed and relied upon the accuracy of all financial and other information that was provided to Seidman by EVCI or that was publicly available to Seidman (including, without limitation, the information described in its fairness opinion), or that was otherwise reviewed by Seidman. Its opinion was expressly conditioned upon such information being accurate and reflecting good faith efforts to describe the current and prospective status of EVCI from an operational and financial point of view.

The analyses performed by Seidman must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in its opinion. Seidman expressly disclaimed any obligation to update, revise or reaffirm its opinion.

Summary of factors considered by Seidman in determining fairness

Discussed below are the various factors considered by Seidman in reaching its conclusion that the ComVest Financing is fair to EVCI’s stockholders from a financial point of view. No previous financing transaction of which Seidman is aware is substantially similar to the terms of the ComVest Financing and EVCI’s circumstances, particularly from a regulatory and Bank debt standpoint. This necessitated a review of differences in financial and operating characteristics of companies researched and industry and transaction circumstances.

Dilutive effect of the ComVest Financing

If the Share Increase (Proposal 3) is approved, the maximum number of shares of Common Stock that may be issued to ComVest and Participating Management is 53,301,063 (inclusive of the option grants to Participating Management discussed below to purchase 6,533,672 shares),  which is approximately 78.5% of the 67,917,078 shares of Common Stock that would be outstanding on a fully diluted basis, as of April 24, 2007, the date the ComVest Financing Agreement was executed.

ComVest offered a financing as EVCI’s balance sheet continued to deteriorate. The regulatory atmosphere, particularly with new change of control rules in New York State, was becoming more difficult and unpredictable. Financial and management resources had become stretched to the limit, and time was of the essence to obtain financing, minimally so as to preserve day-to-day operations. The ComVest Financing was available at a time when any other prospective transaction known to the Special Committee was less likely, and there were no assurances that any other transaction, even if it might have been consummated, would have been superior for EVCI or its stockholders, from a financial point of view.

Also, the final terms of the ComVest Financing are better for EVCI stockholders than the transaction initially proposed by ComVest, because the ComVest Financing provides an opportunity for EVCI’s stockholders to remain in a financially strengthened company, for what Seidman believes is at least one year, and potentially to benefit from a higher share price, rather than be bought out sooner at a fixed price approximating $0.55 per share in a going private transaction.  Seidman concluded that the uncertainty ComVest would face in obtaining pre-approval from the New York Board of Regents and the volatility of EVCI’s stock price were central to ComVest’s unlinking a going private transaction from the ComVest Financing.

Most importantly, the terms of the ComVest Financing are far superior to the alternative that was facing EVCI: insolvency and liquidation by the Bank. In such a circumstance, EVCI stockholders might have lost all value, a far worse effect than 78.5% dilution. In 2006 through 2007, no fewer than 13 corporations gave up 80% or more of common stock ownership in order to avoid or emerge from bankruptcy. A list of such companies, and the “give-up” of share ownership in the reorganization, follows:

(1)	Doral Financial Corporation, 5/17/07, 90%

(2)	Home Products International, 3/21/07, 95%

(3)	Magnolia Energy LP, 1/29/07, 100%

(4)	Performance Transportation Services, 1/29/07, 100%

(5)	Jani Kassu Trading, Inc., 1/9/07, 92.5%

(6)	Meridian Automotive Systems, 12/29/97, 100%

(7)	Nobex Corp., 10/11/06, 100%

(8)	PTC Alliance Corp., 7/25/06, 100%

(9)	J.L. French Automotive Castings, 6/30/06, 92%

(10)	Rhoads, Inc., 5/23/06, 82%

(11)	Anchor Glass Container Corp., 5/3/06, 100%

(12)	WCI Steel, Inc., 5/1/06, 98%

(13)	Wholesome and Hearty Foods, 3/30/05, 83%

Discounted cash flow analysis

One test of fairness from a financial point of view is whether the transaction may contribute to enhancing, or at least to protecting, stockholder value.

In determining this, four years of untaxed, leveraged free cash flow forecast for 2007 through 2010, prepared by EVCI’s management and dated April 18, 2007 (the “Forecasts”), were examined by Seidman and adjusted to present value through a discounting process to arrive at a discounted cash flow analysis (the “Seidman DCFA”).

Projecting future results of any company is inherently subject to uncertainty. EVCI has informed Seidman, however, and Seidman assumed, that the Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of EVCI as to the future performance of EVCI. Seidman expressed no opinion as to the projections or the assumptions on which they are made. In addition, in rendering its opinion, Seidman assumed that EVCI will perform in accordance with the Forecasts for all periods specified therein. The Forecasts did not form the principal basis for the Seidman opinion, but rather constituted one of many items that Seidman employed.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting these future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

For EVCI, this “present valuing” process entailed discounting the respective annual free cash flows in the Forecasts by EVCI’s assumed cost of equity, which was calculated to approximate 20.84%, based on an Ibbotson “Build Up” methodology. EVCI’s free cash flows for each of these years were discounted to a present value approximating $16.7 million.

A “Terminal Value” also was obtained for EVCI by Seidman. “Terminal Value” refers to the estimated value of all future cash flows from an asset at a particular point in time. EVCI’s terminal year’s free cash flow, as derived by Seidman using the Gordon Growth, model approximated $58.9 million. Discounting this terminal year value at 20.84% provided a present value for the terminal year approximating $27.6 million.

That present value of $27.6 million, when added to the derived present values of the free cash flows of the respective individual years, provided an aggregate present value for EVCI approximating $44.3 million.

Having derived the present value parameter, the price per share of EVCI’s Common Stock may be obtained by dividing the present value by the total number of pro forma shares of EVCI that could be potentially outstanding on a fully diluted basis on May 23, or 67,917,078 shares. The result of this exercise was a derived price per share of $0.65. This present value per share contrasts with a closing market price per share for EVCI stock on March 1, 2007 of $0.40; on April 2, 2007 of $0.52; and on April 24, 2007, the transaction signing date, of $0.53, and indicates the prospect that, through the ComVest Financing, not only is the viability of the Company maintained, but stockholder value prospectively may be enhanced. This derived value per share was given some confirmation the day after the signing, when the closing price per share increased approximately 40% to $0.74 per share.

The Forecasts and the Seidman DCFA are attached as Annex H and I.

EVCI’s need for the ComVest Financing

EVCI’s management initiated its search for financing in June 2006, and between that time and the signing with ComVest on April 24, 2007, had approached no fewer than 22 investment entities. Only one firm had proffered a term sheet that led to negotiations prior to negotiations with ComVest. The negotiations of definitive agreements were nearly complete when the prospective investor withdrew. EVCI’s bank line had been taken over by the workout group at the Bank, which intensively sought either repayment or an increase in EVCI’s equity. Moreover, there was increasing pressure on EVCI to fund the anticipated ATB Tuition Disallowances and a letter of credit to supplement balance sheet resources to offset an inadequate Financial Responsibility score, so as to assure continued government funding, and EVCI had begun to run out of working capital for salaries and daily operations. Cash had decreased from a level of $8,347,282 as of March 31, 2006, to $1,849,939 as of March 31, 2007, and Net Working Capital declined from a negative $5,348,701 as of March 31, 2006 to a negative $5,550,972 as of March 31, 2007.

Insolvency was becoming a distinct prospect for EVCI, as Government Regulation, U.S. Department of Education, 20 U.S.C. §1002 (a)(4)A, provides for cessation of Title IV funding for students in such circumstances. Given EVCI’s significant undercapitalization and the prospect that regulatory authorities might learn about such undercapitalization in EVCI’s next public filing and take action that could devastate EVCI’s business, EVCI had no other practical option in April 2007 but to accept the ComVest Financing in order to protect its operating viability and stockholder value. The likely alternative to an adequate financing transaction was insolvency, the cessation of critical government funding, the commencement of foreclosure by the Bank, the immediate destruction of stockholder value, and elimination of any future prospects.

The ComVest Financing was the best available financing source to avoid such adverse results, restore Bank relations and preserve EVCI’s viability. Under these additional circumstances, Seidman determined that the ComVest Financing is fair to the stockholders of EVCI from a financial point of view.

Stock incentives to Participating Management and senior administrators

From the beginning of the parties’ negotiations, ComVest required EVCI’s management to invest at least $1.0 million in a transaction on the same terms as ComVest’s own investment. This provides for Participating Management to potentially own 14.1% of the shares to be outstanding, assuming full conversion of the Notes, full exercise of the Warrants, the issuance of the L/C Shares and full exercise of outstanding options and warrants as of April 24, 2007. It is not unusual for investors in a high risk company such as EVCI to insist that management share that risk as a co-investor, and give evidence of management commitment to the enterprise.

The ComVest transaction also provides for the issuance to Participating Management of options to purchase 6,533,672 shares of Common Stock and the issuance to senior administrators of EVCI’s colleges of options to purchase 300,000 shares of Common Stock. If fully exercised, those options would represent 10.1% of EVCI’s outstanding Common Stock on a fully diluted basis as of April 24, 2007.

It is not unusual for management to be provided common stock options as part of a reorganization. Such stock options were provided in the respective reorganizations of ATX Communications, Inc., 15% of the equity; Carmike Cinemas, 10% of the equity; RCN, with indications of between 7.5% and 10% of the equity; Penn Traffic, 10% of the equity; Winn-Dixie, 9.2% of the equity; and Globix, 10% of the equity.

PROPOSAL 1
ELECTION OF DIRECTORS

General

Our Board of Directors has seven members and is divided into three classes. Five of our directors are “independent” under Rule 4200 (a)(15) of the Nasdaq Stock Market. Class 1 has three directors and Classes 2 and 3 have two directors. Each Class is normally elected for a three-year term.

Proposal 1 is to elect two Class 2 directors for a three-year term expiring at our 2010 Annual Meeting and one Class 3 director for a one-year term expiring at our 2008 Annual Meeting.

Our Class 1 directors were elected at our last Annual Meeting for a term expiring at our 2009 Annual Meeting.

Management’s nominees for election as directors were recommended by our nominating committee and approved by our Board of Directors. Unless you withhold authority to vote for any or all of the nominees, your proxy will be voted FOR the election of the two management nominees named below who are members of Class 2 and FOR the one management nominee named below who is a member of Class 3. Management has no reason to believe that a nominee will be unwilling or unable to serve as a director. However, if a nominee is unwilling or unable to serve, your proxy will be voted for another nominee designated by our Board of Directors.

Dr. John J. McGrath, a director since 1997, and Mr. Inder Tallur, a director since May 23, 2007, are management’s Class 2 director nominees.

Mr. Brian H. Fluck, a director since May 23, 2007, is management’s Class 3 director nominee.

ComVest director designees

In connection with the ComVest Financing, ComVest was granted the right to designate up to three directors to EVCI’s Board. ComVest designees that satisfy the Nasdaq definition of independent director are required to be appointed to EVCI’s Audit and Compensation Committees. Future increases in compensation of any executive officer and additional grants of options to an executive officer will require the unanimous consent of the EVCI Compensation Committee. ComVest’s initial director designees are Brian H. Fluck, Inder Tallur and Donald Grunewald (who was already an EVCI director).

Effective upon the closing of the ComVest Financing, Royce Flippin, Jr. and Richard Goldenberg resigned as EVCI directors. EVCI’s Board elected Brian H. Fluck a Class 3 director, to fill the vacancy created by the resignation of Mr. Goldenberg, for a term expiring at the 2008 annual meeting of stockholders and elected Inder Tallur a Class 2 director, to fill the vacancy created by the resignation of Mr. Flippin, for a term expiring at the 2007 annual meeting of stockholders. EVCI’s Board also appointed Messrs. Fluck and Tallur to serve on its Audit Committee and Compensation Committee. Messrs. Fluck and Tallur satisfy The Nasdaq Stock Market and Boston Stock Exchange definitions of independent director.

The terms of the ComVest financing require Messrs. Fluck and Tallur to be nominees for election as directors at this annual stockholders meeting.

Directors and executive officers

The following table lists our directors and executive officers.

Name	Age	Principal Positions with EVCI

Dr. Arol I. Buntzman(1)	64	Chairman of the Board and Class 1 director

Dr. John J. McGrath(1)	54	Chief Executive Officer and President and Class 2 director

Joseph D. Alperin(1)	64	General Counsel, Vice President for Corporate Affairs and Secretary

Stephen Schwartz(1)	49	Chief Financial Officer

Brian H. Fluck(2)	53	Class 3 director and Audit and Compensation Committee member

Philip M. Getter(2)	70	Class 1 director and Audit Committee Chairman

Dr. Donald Grunewald(2)	73	Class 1 director and Compensation Committee Chairman and Nominating Committee member

Robert F. Kennedy, Jr.(2)	53	Class 3 director and Chairman of the Educational Oversight Committee (in formation)

Inder Tallur(2)	43	Class 2 director and Audit and Compensation Committee member

(1) Executive officer.
(2) Independent director.

Biographical information provided to us by our directors and executive officers follows:

Dr. Arol I. Buntzman has served as Chairman of the Board of EVCI since its inception in March 1997 and Chairman of the Board of Interboro Institute, Inc. (“Interboro”) since it was acquired by us in January 2000. He also served as EVCI’s Chief Executive Officer from March 1998 through December 2002 and Interboro’s Chief Executive Officer from January 2000 through December 2002. He has been Chancellor of Interboro since January 1, 2003. He also served as Chairman of the Board of Technical Career Institutes, Inc. (“TCI”) from September 2005 through March 2006 and continues to serve as a TCI director. He has been a director of Pennsylvania School of Business, Inc. (“PSB”) since January 2005. From September 1992 through July 1995, he was an adjunct professor and the director of the weekend program, a college program for working adults, at Mercy College, Dobbs Ferry, New York.

Dr. Buntzman received a doctorate in education through the executive leadership program of Fordham University’s Graduate School of Education, a professional diploma in educational administration from Fordham University’s Graduate School of Education and a Masters of Business Administration from Arizona State University. His doctoral dissertation focused on using live interactive video conferencing as an educational delivery method for graduate education programs.

John J. McGrath, Ph.D. served as President of EVCI from its inception until January 2003, when he became Chief Executive Officer and President of EVCI and Chief Executive Officer of Interboro Institute, positions he still holds. He has served as a director of EVCI since its inception.  He has also been Vice Chairman of the Board of Interboro since January 2000.

Since January 2005, he has been the Chairman, Chief Executive Officer and President of PSB. From September 2005 until February 2006 he was acting President of TCI.  Since September 2005 he has been a director of TCI and since April 2006 he has been Co-Chairman of TCI’s Board of Directors.

           From January 1995 to February 1997, Dr. McGrath served as Special Assistant to the President of Mercy College, Dobbs Ferry, New York.  From September 1992 through December 1994, he served as Assistant Vice-President for Extension Centers of Mercy College where he was responsible for establishing and managing seven new college extension centers in New York City and Westchester County, New York.  He also served as the Dean of the White Plains Campus of Mercy College from 1990 through 1993.

            Dr. McGrath holds a BA in Philosophy and an MPS from Long Island University. Dr. McGrath also holds a Ph.D. from the Fordham University Graduate School of Arts and Sciences, with a specialization in criminal justice.

Joseph D. Alperin has served as EVCI’s General Counsel and Vice President for Corporate Affairs since joining EVCI on January 1, 2004. For more than 35 years prior thereto he was in private practice, including as securities and mergers and acquisitions counsel to EVCI since 1997 while a partner at Fischbein Badillo Wagner Harding in New York City. Mr. Alperin received his J.D. degree from Fordham University.

Stephen Schwartz has served as EVCI’s Chief Financial Officer since the closing of the ComVest Financing on May 23, 2007. From September 2005 until becoming Chief Financial Officer, he was EVCI’s Vice President of Operations. Mr. Schwartz joined EVCI in 2002 and served as Vice President of Finance until September 2005. Mr. Schwartz earned a B.S. in accounting from the University of Florida and an MBA in finance from New York University.

Brian H. Fluck was President and and/or a director of businesses owned by, or affiliated with, CNL Financial Group, Inc. including CNL Strategic Equity from 2005 to 2006, CNL Capital Corp. during 2005 and CNL Commercial Finance, Inc. from 2000 to 2004. CNL Commercial Finance, Inc. was acquired by Lehman Brothers in December 2004. From 1997 to 1999, Mr. Fluck was Chief Operating Officer of CNL Financial Services, Inc. Prior to joining CNL, Mr. Fluck served from 1995 to 1997 as Chief Financial Officer of AT&T Universal Card Services and Chairman of the Board of AT&T Universal Funding Corp., a related bank with a majority of independent directors. Mr. Fluck also led AT&T’s 800-member global Corporate Treasury organization from 1992 to 1995.

Mr. Fluck earned an MBA, Finance, from the University of Chicago Graduate School of Business and a B.A., Management, from Duke University.

Dr. Donald Grunewald has served as a director of EVCI since February 2003 and a director of Interboro since January 2000. He has been a member of EVCI’s Compensation and Nominating Committees since July 2004. Since 1986, he has been a Professor of Management at the Hagan School of Business of Iona College, in New Rochelle, New York. From 1972 to 1984, he was President and Chief Executive Officer of Mercy College. While he headed Mercy College, it grew substantially, including by increasing its enrollment from 1,500 undergraduate students to more than 10,000 undergraduate and graduate students, significantly increasing the size of its main campus, opening a branch campus in Yorktown Heights, New York and opening an extension in each of the Bronx, Yonkers, Peekskill and White Plains, New York.

Since 1991, Dr. Grunewald has been President of Adam Smith University, a correspondence school he co-founded, initially to help military personnel obtain equivalent degrees. It operates from Liberia and the Commonwealth of the Northern Mariana Islands, and currently serves international students, primarily in developing countries in Africa, Asia, and Latin America.

Dr. Grunewald has published widely on business and management related topics. He received A.M., M.B.A. and D.B.A. degrees from Harvard University. His D.B.A. focus was in business administration and government policy.

Philip M. Getter has been a director of EVCI since May 1999 and a member and Chairman of EVCI’s Audit Committee since November 2001. From December 2000 until May 2005, he was the President of  DAMG Capital LLC, an investment bank. From March 1996 to December 2000, he served as a managing director and head of corporate finance of Prime Charter Ltd., the lead underwriter of EVCI’s IPO. Mr . Getter is and has been since 1982 the Managing Member of  GEMPH Development LLC, a corporate advisory firm. Mr. Getter has more than 35 years of experience in the securities industry. From 1975 to 1982, he was Chairman and Chief Executive Officer of Generics Corporation of America, a public company that was one of the largest generic drug companies in the U.S. He has been a member of the League of American Theatres and Producers, serves as advisor to the American Theatre Wing and is a Trustee of the Kurt Weill Foundation for Music. Mr. Getter has produced events for Broadway, film and television. Mr. Getter received his B.S. in industrial relations from Cornell University.

He is chairman of the audit committees of InkSure Technologies Inc. (Nasdaq: INKS.OB) and ICTS International N.V. (Nasdaq: ICTS). InkSure specializes in comprehensive security solutions designed to protect branded products and documents of value from counterfeiting, fraud and diversion. ICTS is principally engaged in providing manpower-based aviation security services in Europe and non-security related manpower-based general aviation services in the United States.

Robert F. Kennedy, Jr. has been a Clinical Professor of Law, Pace University School of Law, and Senior Attorney and Co-Director of the Pace Environmental Litigation Clinic since 1987. Since 1999 he has also served as President of the Waterkeeper Alliance, an umbrella group for the 50 licensed keeper programs located throughout the United States and Canada. He is also co-host of the Ring of Fire on Air America Radio.

Mr. Kennedy was named one of Time magazine's “Heroes for the Planet” for his success helping Riverkeeper lead the fight to restore the Hudson River. The group's achievement helped spawn more than 160 Waterkeeper organizations across the globe.

He has worked on environmental issues across the Americas and has assisted several indigenous tribes in Latin America and Canada in successfully negotiating treaties protecting traditional homelands. He is credited with leading the fight to protect New York City's water supply. The New York City watershed agreement, which he negotiated on behalf of environmentalists and New York City watershed consumers, is regarded as an international model in stakeholder consensus negotiations and sustainable development. He helped lead the fight to turn back the anti-environmental legislation during the 104th Congress.

Among Mr. Kennedy's published books are the New York Times’ bestseller Crimes Against Nature (2004), The Riverkeepers (1997), and Judge Frank M. Johnson, Jr: A Biography (1977). His articles have appeared in The New York Times, The Washington Post, Los Angeles Times, The Wall Street Journal, Newsweek, Rolling Stone, Atlantic Monthly, Esquire, The Nation, Outside Magazine, The Village Voice, and many other publications. His award winning articles have been included in anthologies of America’s Best Crime Writing, Best Political Writing and Best Science Writing.

Mr. Kennedy received a B.A. from Harvard University, a J.D. degree from the University of Virginia Law School, and a Masters Degree in Environmental Law from Pace University School of Law.

Inder Tallur has been a member of ComVest Group Holdings LLC, a private equity fund, since 2003. From 2001 to 2003, he was the fund manager of the ComVest Opportunity Fund. For approximately five years before that, Mr. Tallur was director of research of Commonwealth Associates, a full service brokerage firm, with responsibility for selecting technology and telecommunications opportunities for Commonwealth’s investment program.

Mr. Tallur received a BE in Electronics from Visvesvaraya Regional College of Engineering, Nagpur, India, an MBA from Tulane University’s A.B. Freeman School of Business and an M.S. in finance from Boston College.

Information about the Board and its committees

During 2006, our Board of Directors met nine times.

The Board has an audit, compensation and nominating committee. It also has authorized the formation of an educational oversight committee to be chaired by Robert F. Kennedy, Jr. The Board plans to complete the formation of this committee at its Board meeting that will be held immediately following this Annual Meeting.

Below is a brief description of each existing committee of the Board of Directors. The Board has determined that each committee member is independent under applicable Nasdaq listing standards, including that each member is free of any relationship that would interfere with his exercise of independent judgment. Each committee has a charter that is available on EVCI’s Internet website at www.evcinc.com. Click on “About us” and then on the name of the charter you want to view. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Audit Committee

The Audit Committee assists the Board of Directors with the oversight of:

•	the integrity of EVCI’s financial statements and internal controls

•	EVCI’s compliance with legal and regulatory requirements

•	the independent auditor’s qualifications and independence

•	the performance of EVCI’s compliance functions

•	the performance of the independent auditor

The Committee is also responsible for the appointment (subject to approval by EVCI’s stockholders), compensation and retention of the independent auditor.

Royce N. Flippin, Jr., Philip M. Getter and Elie Housman constituted our Audit Committee in 2006. Since May 23, 2007, Brian H. Fluck and Inder Tallur have been Audit Committee members, filling the vacancies created by Mr. Housman’s resignation on April 24, 2007 and Mr. Flippin’s resignation on May 23, 2007. It is the opinion of the Board of Directors that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, our Board of Directors has also determined that Philip M. Getter, Chairman of the Audit Committee, is a financial expert as defined by the SEC. The Audit Committee met 11 times during 2006.

Report of the Audit Committee

Management is responsible for EVCI’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. EVCI’s independent auditors are responsible for auditing those financial statements.

In performing our oversight duties we rely on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We also rely on the representations of the independent auditors included in their report on EVCI’s financial statements.

Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures. Furthermore, our contacts with management and the independent auditors do not assure that:

•	EVCI’s financial statements are presented in accordance with accounting principles generally accepted in the United States,

•	the audit of EVCI’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or

•	EVCI’s independent accountants are in fact “independent.”

In connection with the inclusion of the audited financial statements in EVCI’s 2006 annual report on form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•	reviewed management’s report on its assessment of the effectiveness of EVCI’s internal control over financial reporting.

•
discussed with EVCI’s independent auditors the materials required to be discussed by SAS 61, other standards of the Public Company Accounting Oversight Board (United States) and rules of the Securities and Exchange Commission;

•
reviewed the written disclosures and the letter from EVCI’s independent auditors required by Independent Standards Board Standard No. 1 and discussed with EVCI’s independent auditors their independence, and

•	based on the foregoing review and discussion, recommended to the Board of Directors that the audited consolidated financial statements be included in EVCI’s 2006 annual report on Form 10-K.

Philip M. Getter, Audit Committee Chairman
Royce N. Flippin, Jr., Audit Committee member (resigned May 3, 2007)
Elie Housman, Audit Committee member (resigned April 24, 2007)

Compensation Committee

The purposes of the Compensation Committee are to:

•	establish annual and long-term performance goals and objectives for EVCI’s executive officers

•	recommend to the Board of Directors, for its determination, the compensation of EVCI’s Chairman, Chief Executive Officer and other executive officers

•	produce an annual report on executive compensation for inclusion in EVCI’s annual proxy statement that complies with the rules and regulations of the Securities and Exchange Commission.

Royce N. Flippin, Jr., Donald Grunewald and Elie Housman constituted the Compensation Committee in 2006. The Compensation Committee met four times during 2006.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with EVCI’s management the Compensation Discussion and Analysis, included below. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dr. Donald Grunewald, Compensation Committee Chairman
Royce N. Flippin, Jr., Compensation Committee Member (resigned May 23, 2007)
Elie Housman, Compensation Committee Member (resigned April 24, 2007)

Nominating Committee

The purposes of the Nominating Committee are to:

•	identify individuals who are qualified to become Board members

•	recommend to the Board, for its selection, director nominees for the next annual meeting of stockholders and to fill vacancies on the Board.

There are no minimum qualifications the Nominating Committee believes must be met by a nominee for a position on our Board. The Nominating Committee is guided by the criteria set forth in its Charter, including:

•	the ability to be an independent director

•	education, experience and business acumen

•	professional experience that is relevant to EVCI’s business and strategic plans

•	willingness and ability to make the necessary commitment required to perform the duties as a board member

•	a desire and ability to help enhance stockholder value

•	character and ethics

•	reputation

In determining whether to elect a director or to nominate any person for election by our stockholders, the Nominating Committee and the Board assess the appropriate size of the Board of Directors, consistent with our bylaws, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates to fill each vacancy that are recommended by the Nominating Committee. Candidates may come to the attention of the Nominating Committee through a variety of sources, including from current members of the Board, stockholders, or other persons.

The Nominating Committee will consider properly submitted proposed nominations by stockholders who are not directors, officers, or employees of EVCI on the same basis as candidates proposed by any other person. Stockholders can make proposals as provided below under the caption “Requirements, Including Deadlines, for Submission of Stockholder Proposals and Nominations of Directors.”

Royce N. Flippin, Jr. and Donald Grunewald constituted our Nominating Committee in 2006. The Nominating Committee did not formally meet during 2006 but its members participated in discussions of the full Board regarding, and approved, the nominations of the Class 1 directors who were elected at our 2006 annual stockholders meeting. In 2006, no vacancies on the Board occurred or were anticipated.

Director compensation

Our compensation program for independent directors consist of cash retainers, meeting fees and automatic option grants. Directors receive annual retainers of $15,000 and meeting fees of $3,000 for each Board and Committee attended. In addition, the chairman of the Audit Committee receives an additional annual retainer of $12,000.

An option to purchase 10,000 shares of common stock is granted to each independent director upon joining the Board and, thereafter, on March 1 of each year, provided he or she is then an independent director and has served on the Board for at least the preceding six months. An independent director who has been granted stock options by EVCI under a consulting or other arrangement is ineligible to receive any subsequent automatic grants unless the Board determines otherwise. Automatic option grants vest as to one-third of the shares on the date of grant and an additional one-third of the shares on the first and second anniversaries of the date of grant. The options have a term of 10 years and are exercisable at 100% of the per share fair market value of EVCI’s common stock on the date of grant.

For information regarding compensation paid to members of the Special Committee, see “Special Committee - Chronology of events.”

The table below shows the compensation paid to our independent directors for 2006.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
Philip M. Getter	72,000	2,564	74,564
Royce N. Flippin, Jr.	60,000	2,564	62,564
Elie Housman	63,000	2,564	65,564
Dr. Donald Grunewald	45,500	2,564	48,064

(1)	Reflects the amount of cash compensation earned in 2006 for Board and Committee service.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of options granted to the independent directors in 2006. The fair value was estimated using the Black-Scholes option pricing model in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”). The fair value per option was $1.39 based on 3.0 years of expected life, a 4.75% risk free rate and expected volatility of 98%. The aggregate number of independent director option awards outstanding at December 31, 2006 was: Mr. Getter 36,442, Mr. Flippin 25,608, Mr. Housman 21,442 and Dr. Grunewald 16,442.

Communications with the Board

EVCI does not have formal procedures for stockholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to EVCI’s corporate secretary at 1 Van Der Donck Street, 2nd Floor, Yonkers, NY 10701, with a request to forward it to the intended recipient. In general, all stockholder communication delivered to EVCI’s corporate secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the stockholder’s instructions. However, the corporate secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate material.

EVCI encourages all incumbent directors and nominees for election as director to attend the Annual Meeting. Last year, six of EVCI’s seven directors attended our Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Oversight activities

In 2007, in connection with the ComVest Financing, and in 2006, the Compensation Committee’s activities have focused almost exclusively on the compensation and employment agreements of EVCI’s executive officers: Dr. Arol I. Buntzman, Chairman of the Board, Dr. John J. McGrath, Chief Executive Officer and President, Joseph D. Alperin, General Counsel and Vice President for Corporate Affairs and EVCI’s Chief Financial Officer, who was Joseph J. Looney from January through May of 2006, Richard Goldenberg from June 1, 2006 through May 22, 2007 and Stephen Schwartz since May 23, 2007.

The Committee has the sole authority to select and/or retain outside compensation consultants, or any other advisors to provide independent advice and assistance in connection with the execution of its responsibilities. The Committee has not used an outside consulting firm to assist in the evaluation of the executive compensation since 2005. The Committee receives recommendations from the Chief Executive Officer on compensation for other executive officers.

Drs. Buntzman and McGrath have played significant roles in the process that led to the determination of executive compensation through proposals to, and negotiations with, the Compensation Committee and, more recently, also with ComVest.

New committee members

On May 23, 2007, two ComVest designees, Brian H. Fluck and Inder Tallur were designated members of the Compensation Committee after being elected to the EVCI Board of Directors. As required by the terms of the ComVest Financing, any future increases in the compensation of any executive officer, or additional grants of options to any executive officer, will require the unanimous consent of the Compensation Committee.

The current Compensation Committee consists of Dr. Grunewald and Messrs. Fluck and Tallur. The current Committee has not met as yet to determine its objectives or whether to make any changes to the Compensation Committee charter, which is posted on EVCI’s web site.

The remainder of the discussion in this Compensation Discussion and Analysis relates to the activities of the Compensation Committee prior to May 23, 2007.

Compensation objectives

The objectives of EVCI’s executive compensation have been to retain current executives and attract new executives with the skills needed to deal with the rigorous requirements of the regulators and accreditors of EVCI’s colleges while appropriately creating value for EVCI’s stockholders. The Committee believed that EVCI’s success requires the combination of academic, administrative and financial skills that have enabled EVCI to deal with the crises precipitated by the New York State Education Department’s findings and allegations in its draft report of October 2005. Accordingly, since October 2005, the Committee has focused almost exclusively on retaining the senior management team it now has.

Components of compensation

The principal components of the Company’s compensation program have consisted of base salaries, annual performance-based bonuses and long-term equity awards.

The Committee has reviewed the compensation of EVCI’s senior executives periodically, taking into account such factors as competitive compensation levels, the executive’s responsibilities, experience and contributions, proposals by Drs. Buntzman and McGrath and EVCI’s performance. The Committee believed that a substantial portion of executive officer compensation should be tied to short-term and long-term EVCI performance. The Committee has reviewed EVCI’s overall executive compensation program against competitive practices and trends with the assistance of an outside compensation consultant. A significant percentage of executive compensation has been designed to provide opportunities to share in increases in stockholder value, principally by option grants and also by restricted stock awards.

Changes in compensation in April 2007

The significant changes made to the compensation of Participating Management in April 24, 2007 were the result of negotiations Participating Management had with ComVest and the Special Committee. Those changes are discussed above under the caption “ComVest Financing- Other Agreements of Participating Management.” In addition, information about grants of options to Participating Management on April 24, 2007 in connection with their new employment arrangements is discussed in “Proposal 5, Approval of Amendments to the 2004 Plan.” In approving the new employment arrangements for Participating Management, the Compensation Committee was influenced by the following factors:

•	The requirements of ComVest that Participating Management invest $1.0 million in the ComVest Financing on the same basis as ComVest and continue to be employed by EVCI.

•
Participating Management’s demonstrated academic, administrative and financial skills in overseeing the performance of EVCI’s senior college administrators and in managing the regulatory and financial crises EVCI was facing. The Committee felt the effort and accomplishments of Participating Management have been extraordinary and worthy of the compensation arrangements that were ultimately agreed to after negotiations between ComVest and Participating Management and the Special Committee and Participating Management.

•
The significant reductions in the base salaries of Drs. McGrath and Dr. Buntzman as offset by their ability to earn an annual bonus based on EVCI meeting EBITDA objectives and Dr. Buntzman’s ability to earn a $150,000 bonus if Dr. McGrath certifies he has improved relationships between Interboro and the Washington Heights community.

•
The substantial reductions in termination and severance obligations as the result of the termination of change in control agreements and EVCI’s ability, under the new Participating Management employment agreements, to terminate the employment of any member of Participating Management for any reason and only pay six months salary as severance in the case of Dr. Buntzman, Mr. Alperin and Mr. Schwartz and 12 months salary as severance as in the case of Dr. McGrath.

•	The analysis made by Seidman relating to the issuance of options to Participating Management equal to approximately 10% of EVCI’s Common Stock on a fully diluted basis.

•
The belief that ComVest’s agreement to the cash and incentive stock compensation provided to Participating Management validated a goal of more closely aligning the interests of Participating Management with the interests of all EVCI stockholders.

Changes in compensation in 2006

In 2006, the Compensation Committee was primarily concerned with maintaining the status quo while EVCI was dealing with significant regulatory and financial issues and senior management and the directors were defending the class action and derivative lawsuits. Except as discussed below, the compensation of Dr. Buntzman, Dr. McGrath, Mr. Alperin and Mr. Looney was governed by their employment agreements entered into in prior years. Except as discussed below with respect to Mr. Alperin, no bonuses were paid to executive officers.

In February, 2006, the Committee recommended, and the Board of Directors approved, the extension of Dr. McGrath’s employment agreement by one year to December 31, 2008. Dr. McGrath had requested the extension and the Committee felt it was appropriate to provide Dr. McGrath with the extension in view of his performance under substantial adverse circumstances.

In February, 2006, after discussions with Dr. McGrath, the Committee recommended and the Board approved, a new employment agreement with Joseph D. Alperin, as EVCI’s General Counsel and Vice President for Corporate Affairs. Mr. Alperin’s prior employment agreement had expired on December 31, 2005. In lieu of increasing his base salary of $260,000, Mr. Alperin was given a sign on bonus of $75,000 that was payable when EVCI determined its cash resources reasonably permit such payment. However, no other bonus could be paid to any other officers of EVCI or its subsidiaries without first paying Mr. Alperin’s bonus. The Committee believed that any increase in compensation to a senior executive officer should not be made until EVCI improved its finances and prospects. The Committee’s concurred with Dr. McGrath’s and Dr. Buntzman’s proposal that, based on Mr. Alperin’s performance in 2005, Mr. Alperin should be granted 100,000 shares of restricted stock under the 2004 Plan, with vesting as to 50,000 shares by year-end and an additional 25,000 shares on February 28, 2008 and 2009, provided Mr. Alperin has been continuously employed through those dates. The vesting of the first 50,000 shares was accelerated to November 1, 2007 along with the vesting of the restricted shares issued in the salary reduction plan referred to below.

In February, 2006, with the Compensation Committee’s endorsement, the Board approved a voluntary salary reduction plan in which Dr. McGrath, Dr. Buntzman and Joseph Looney, who was then EVCI’s Chief Financial Officer, and certain administrators at Interboro participated. For their agreements to reduce their base salary by 10% for the period March 1 through December 29, 2006, on March 6, 2006, the participants received grants of restricted Common Stock under EVCI’s 2004 Plan. Dr. McGrath reduced his salary by $40,833 and received 40,833 shares. Dr. Buntzman reduced his salary by $52,500 and received 52,500 shares. Mr. Looney reduced his salary by $16,500 and received 16,500 shares, which he forfeited when he resigned on May 31, 2007. The prospects for EVCI in 2006 were a significant inducement for the Committee to endorse a plan that would conserve cash while providing an equity incentive to participants.

The price of EVCI’s Common Stock on March 6, 2006 was $1.39. However, it was noted that participants in the plan would have to pay taxes based on 100% of the market price of EVCI’s Common Stock on the vesting date because the basis in their shares is not increased for tax purposes for any portion of the salary reduction.

Initially, the restricted shares vested and became non-forfeitable on December 29, 2006, as to each individual, provided he was continuously employed by EVCI from March 1 through December 29, 2006. On November 1, 2007, vesting was accelerated by the Board to that date when EVCI’s stock price was $0.53 per share so that the taxes paid by recipients would be less if the price of EVCI’s Common Stock was higher on December 29, 2007. The Compensation Committee recommended the acceleration of vesting and the accelerated vesting of Mr. Alperin’s 50,000 shares referred to above, because it believed it was an appropriate incentive to give participants and Mr. Alperin in view of the challenges continuing to face EVCI.

In September 2006, the Committee and the Board approved Dr. McGrath’s recommendation to increase Richard Goldenberg’s salary from $150,000 to $210,000, retroactive to August 1, 2006, in connection with Mr. Goldenberg resumption of the duties of EVCI’s Chief Financial Officer on June 1, 2006 following Mr. Looney’s resignation. The $210,000 salary was the same salary Mr. Goldenberg was receiving when he was EVCI’s Chief Financial Officer prior to Mr. Looney becoming Chief Financial Officer in October 2005.

In September 2006, the Compensation Committee and the Board approved Dr. McGrath’s recommendation to increase Stephen Schwartz’s salary from $125,000 to $160,000 in recognition of his contributions and ongoing value to EVCI.

In October, 2006, the Compensation Committee recommended, and the Board approved, the extension of Dr. Buntzman’s employment agreement by one year to December 31, 2008. The Committee agreed with Dr. McGrath’s assessment that Dr. Buntzman continued to be critical to EVCI’s future and, therefore, should have an employment term that is the same as the term of Dr. McGrath’s employment.

In October 2006, the Compensation Committee recommended, and the Board adopted, a stock option surrender and replacement program. Four of EVCI’s executive officers and all of EVCI’s directors participated in the plan, which provided for their surrender of vested and unvested non-qualified options to purchase a total of 1,176,536 shares of EVCI’s common stock and the simultaneous grant to them of non-qualified options to purchase a total of 342,703 shares of EVCI’s common stock. The per share exercise prices of the surrendered options ranged from $4.70 to $10.715.The number of replacement options equals 50% of the vested options surrendered by each participant. The replacement options are exercisable until October 23, 2011, at $1.00 per share, and vest in three equal installments on October 23, 2007, 2008 and 2009. The closing price of EVCI’s Common Stock on October 24, 2006, the grant date, was $0.59.The replacement options were granted under the 2004 Plan. The shares underlying the options surrendered and replaced by each of the four executive officers and the directors are:

Name	Shares Underlying Surrendered Options	Shares Underlying Replacement Options

Dr. Arol I. Buntzman	585,000	152,026	(1)

Dr. John J. McGrath	365,000	91,125	(1)

Richard Goldenberg	50,000	20,451

Joseph D. Alperin	115,000	53,333	(1)

Royce N. Flippin, Jr.	15,384	6,442

Philip M. Getter	15,384	6,442

Donald Grunewald	15,384	6,442

Elie Housman	15,384	6,442

(1)	Surrendered and replaced on April 24, 2007 in connection with grants made to them on that date that are described in the table included under Proposal 5, Approval of Amendments to 2004 Plan.

The Committee’s and Board’s decisions regarding adoption of the option surrender replacement program were influenced by their belief that EVCI should have additional available shares of Common Stock for any future financing involving the issuance of Common Stock. It was also influenced by SFAS 123R: The net increase in non-cash compensation charges over the three year vesting period of the replacement options would be about $175,000. If all of the 1,211,536 options surrendered in the program were cancelled but not replaced, the non-cash compensation charge would be approximately $1,500,000 in the 4th Quarter of 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and procedures for approval of transactions with related persons

The Audit Committee is responsible for reviewing and approving related persons transactions which are subject to SEC disclosures requirements, including transactions in which EVCI is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons. EVCI’s policy is not to enter into a related person transaction unless the Audit Committee approves the transaction as specified in the Audit Committee’s charter.

ComVest Financing

For information concerning the participation of certain members of management in the ComVest Financing, see ”Summary of the terms of the ComVest Financing” and “Other agreements of Participating Management.”

EXECUTIVE COMPENSATION

2006 Summary compensation table

The following table shows the compensation earned for the year ended December 31, 2006 by our Chief Executive Officer, our Chief Financial Officers and our three other most highly compensated executive officers.

Name and				Stock	Option	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Total
Position(s)	Year	($) (1)	($)	($) (2)	($) (3)	($) (4)	($)

Dr. John J.	2006	490,000	—	—	355,078	43,421	888,499
McGrath
Chief
Executive
Officer
And President

Dr. Arol I.	2006	630,000	—	—	579,029	51,103	1,260,132
Buntzman
Chairman of
the Board

Joseph D.	2006	260,000	75,000(2)	93,632	—	12,855	441,187
Alperin
General
Counsel and
Vice
President for
Corporate
Affairs

Stephen	2006	144,609	—	—	—	3,703	148,312
Schwartz
Vice President
of Operations

Richard	2006	184,847	—	—	43,540	11,452	239,839
Goldenberg
Chief
Financial
Officer (June-
December)

Joseph	2006	103,229	—	—	—	3,544	106,773
Looney
Chief
Financial
Officer
(January-May)

(1)
The amounts in the “Salary” column include the following voluntary salary reductions for the period March 1-December 29, 2006 by certain management employees in exchange for shares of restricted Common Stock, equal to the total amount of the salary reductions: Dr. McGrath, 40,833; Dr. Buntzman, 52,500 and Stephen Schwartz, 9,015. Mr. Looney reduced his salary by $5,186 for the period March 1-May 31 but forfeited all of the 16,500 restricted shares awarded to him in anticipation of his continuing employment through December 29, when his employment terminated on May 31, 2006. See the table below under the caption “Grant of the Plan-Based Awards for Fiscal 2006”.

(2)
Represents an accrued bonus awarded as an inducement for him to enter into a new employment agreement effective March 1, 2006 that became payable when EVCI determined its cash resources reasonably permitted such payment. The bonus was paid in June 2007.

(3)
The amounts reflect the compensation cost recognized by us for financial statement reporting purposes in 2006 for grants of stock options awarded to the named executive officers in 2006 and in prior years, disregarding an estimate of forfeitures related to service-based vesting conditions. The cost was computed, in accordance with Statement of Financial Accounting Standards No. 123R, based on the fair value of the award at the time of grant using a Black-Scholes option pricing model and after giving effect to the cancellation and replacement of options on October 24, 2006 that is referred to in footnote (1) to the table below under the caption “Grants of Plan-Based Awards for Fiscal 2006.” For a discussion of valuation assumptions relating to options granted in 2006, see Note 14 of Notes to Consolidated Financial Statements included in the 2006 Form 10-K/A. For a discussion of valuation assumptions relating to options granted prior to 2006, see Note 1 of Notes to Consolidated Financial Statements included in our Form 10-K/A, Amendment No. 2, for the year ended December 31, 2005 that was filed with the SEC on May 15, 2006.

(4)
These amounts consist of the following:

(i) Transportation allowance and reimbursement for gasoline: Dr. McGrath, $16,636; Dr. Buntzman; $5,874; Joseph Alperin, $7,200; Richard Goldenberg; $8,636 and Joseph Looney $3,323.

(ii) Pursuant to their employment agreements, life insurance premiums for policies where EVCI is not  the  beneficiary: Dr. McGrath $14,300 and Dr. Buntzman $22,765.

(iii) Pursuant to their employment agreements, medical costs not covered by EVCI’s medical  plan:  Dr.  McGrath, $7,138 and Dr. Buntzman, $16,684.

(iv) Employer contributions to a 401(K) retirement plan: Dr. McGrath, $4,567; Dr. Buntzman,  $5,000; Joseph Alperin, $5,000; Stephen Schwartz, $3,500 and Richard Goldenberg; $2,317.

(v) Under a plan available to full-time employees, life insurance premiums for policies where EVCI is not the beneficiary: Dr. McGrath, $780; Dr. Buntzman, $780; Joseph Alperin, $655; Stephen Schwartz, $203; Richard Goldenberg, $499 and Joseph Looney, $221.

Grants of plan - based awards for fiscal 2006

The table below provides information regarding the stock options and restricted stock granted to the named executive officers during 2006.

Name	Grant Date	Board Meeting Date	All Other Stock Awards: Number of Shares or Stock Units (#)		All Other Option Awards: Number of Securities Underlying Stock Options (#) (1)		Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Option Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($) (8)

Dr. John J. McGrath	3/6/2006	2/24/2006	40,833	(2)	—		—	—	56,758
	10/24/2006	10/24/2006	—		91,125	(4)	1.00	0.59	456,232

Dr. Arol I. Buntzman	3/6/2006	2/24/2006	52,500	(2)	—		—	—	72,976
	10/24/2006	10/24/2006	—		152,026	(5)	1.00	0.59	695,296

Joseph D. Alperin	3/1/2006	2/24/2006	100,000	(3)	—		—	—	139,000
	10/24/2006	10/24/2006	—		53,333	(6)	1.00	0.59	95,976

Richard Goldenberg	10/24/2006	10/24/2006	—		20,451	(7)	1.00	0.59	14,596

Stephen Schwartz	3/6/2006	2/24/2006	9,015	(2)	—		—	—	12,531

Joseph Looney	3/6/2006	2/24/2006	16,500	(2) (9)	—		—	—	—	(9)

(1)
On October 24, 2006, EVCI’s board of directors approved a plan providing for the surrender and cancellation of vested and unvested options to purchase 1,211,536 shares of Common Stock and the simultaneous grant to the surrendering optionees of options to purchase a total of 354,366 shares of Common Stock, including the named executive officers. The per share exercise prices of the surrendered options ranged from $4.70 to $10.715. The number of replacement options equals 50% of the vested options, as of September 30, 2006, that were surrendered by each participant. The replacement options are exercisable until October 23, 2011 and vest in three equal installments on October 23, 2007, 2008 and 2009. The replacement options were granted under EVCI’s 2004 Plan. This surrender and replacement of options increases the non-cash compensation charges that EVCI would have otherwise had by approximately $175,000. However, this accounting effect results in a reduction in non-cash compensation charges in 2006 and 2007 and an increase in non-cash compensation charges in 2008 and 2009. Footnotes (4), (5), (6) and (7) to this table disclose the exercise prices and number of shares underlying options surrendered by the named executive options.

(2)
For his agreement to reduce base salary for the period from March 1, 2006 through December 29, 2006, he received this grant of shares (equaling the dollar amount of the salary reduction) of restricted EVCI Common Stock under the 2004 Plan. Originally, the shares were to vest on December 29, 2006, provided he was continuously employed by EVCI through that date. On November 1, 2006, EVCI’s board of directors approved the accelerated vesting of all of the shares to November 1, 2006 provided he had been continuously employed until then.

(3)
As an incentive to entering into a new Employment Agreement on March 6, 2006, Mr. Alperin was granted 100,000 shares of restricted stock under the 2004 Plan. Originally the shares were to vest and become non-forfeitable on a cumulative basis as to 50,000 shares on December 29, 2006 and 25,000 shares on each February 28, 2008 and 2009 provided he has been continuously employed by EVCI. On November 1, 2006, EVCI’s Board of Directors approved the accelerated vesting of the first 50,000 shares to November 1, 2006.

(4)	The exercise prices and number of shares underlying options surrendered by Dr. McGrath are: $4.70/68,114 shares, $10.715/56,886 shares and $8.185/240,000 shares.

(5)	The exercise prices and number of shares underlying options surrendered by Dr. Buntzman are: $4.70/122,605 shares, $10.715/102,395 shares and $8.185/360,000 shares.

(6)	The exercise prices and number of shares underlying options surrendered by Mr. Alperin are: $4.70/90,000 shares and $6.935/25,000 shares.

(7)	The exercise prices and number of shares underlying options surrendered by Mr. Goldenberg are: $4.70/27,245 shares and $10.715/22,755 shares.

(8)
The amounts reflect the compensation cost recognized by us for financial statement reporting purposes in 2006 disregarding an estimate of forfeitures related to service-based vesting conditions. The cost was computed, in accordance with Statement of Financial Accounting Standards No. 123R, based on the fair value of the award at the time of grant. The fair value of the restricted stock awards was determined by multiplying the number of shares subject to the award by the closing price of our Common Stock on the grant date. The fair value of the option awards was determined using a Black-Scholes option pricing model and after giving effect to the cancellation and replacement of options on October 24, 2006 that is referred to in Footnote 1 to this table. For a discussion of valuation assumptions relating to options granted in 2006, see Note 14 of Notes to Consolidated Financial Statements included in our 2006 Form 10-K/A.

(9)	All shares awarded to Mr. Looney where forfeited on May 31, 2006, when his employment terminated.

Outstanding equity awards at fiscal year end

The table below provides information with respect to the stock options held by the named executive officers as of December 31, 2006.

		Option Awards					StockAwards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(2)($)

Dr. John J.	12/13/2002	130,000	(3)	—	1.00	12/13/2007	—	—
McGrath	2/11/2003	40,000	(4)	—	1.00	2/10/2008	—	—
	10/24/2006	—		91,125	1.00	10/23/2011	—	—

Dr. Arol I.	12/13/2002	330,000	(3)	—	1.00	12/13/2007	—	—
Buntzman	2/11/2003	120,000	(4)	—	1.00	2/10/2008	—	—
	10/24/2006			152,026	1.00	10/23/2011	—	—

Joseph D.	3/6/2006	—		—	—	—	50,000	22,500
Alperin	10/24/2006	—		53,333	1.00	10/23/2011	—	—

Richard	12/13/2002	40,000	(3)	—	1.00	12/13/2007	—	—
Goldenberg	2/11/2003	15,000	(4)	—	1.00	2/10/2008	—	—
	10/24/2006	—		20,451	1.00	10/23/2011	—	—

(1)	The options in this column vest in three equal installments on 10/24/2007, 10/24/2008 and 10/24/2009.

(2)	The value shown was calculated by multiplying the number of shares of restricted stock by the closing price of EVCI’s Common Stock on December 29, 2006 ($0.45).

(3)	These options fully vested on the grant date.

(4)	These options vested in three equal installments on 2/11/2004, 2/11/2005 and 2/11/2006.

Potential payments upon termination of employment or change in control

In connection with the ComVest Financing, Dr. Buntzman, Dr. McGrath and Mr. Alperin entered into amended employment agreements that eliminated the change of control payments that were otherwise payable to them under their prior employment and change of control agreements and reduced the severance payments that were payable to them in connection with the termination of their employment. The cash severance benefit under their amended employment agreements (as well as the employment agreement of Stephen Schwartz) are discussed under the heading “ComVest Financing - Other Agreements of Participating Management.”

In addition, if their employment is terminated without cause or they terminate their employment for good cause or if there is a change of control of EVCI, unvested options to purchase the following shares would fully vest:

Dr. Buntzman:	2,560,287
Dr. McGrath	1,291,085
Mr. Alperin:	350,125
Mr. Schwartz:	175,062

The grants of the option are subject to stockholder approval. For additional information, about these options, see Proposal 5, Approval of Amendments to the 2004 Plan, including footnote (2) to the table included under Proposal 5.

A “change of control” means the occurrence of any of the following:

•	the sale, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of EVCI to any entity, person, or group or

•	any entity, person, or group becomes, directly or indirectly, the owner of more than 50% of the voting stock of EVCI by way of merger, consolidation, or otherwise;

•	during any two consecutive years, the present directors of EVCI cease for any reason to constitute the majority of the Board;

•	however, that no change of control will be held to have occurred arising out of or in connection with the transactions contemplated by the ComVest Financing.

EVCI’s stock performance

The following graph compares the cumulative 5-year total return attained by shareholders on EVCI’s Common Stock relative to the cumulative total returns of the NASDAQ Composite index and SIC Code 8200-8299 Services-Educational Services, which consists of twenty-seven companies listed below. The graph tracks the performance of a $100 investment in our Common Stock, in each index and in the peer group (with the reinvestment of all dividends) from 12/31/2001 to 12/31/2006.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

$600
$500
$400
$300
$200
$100
$0
12/31/01
12/31/02
12/31/03
12/31/04
12/31/05
12/31/06
EVCI
NASDAQ Composite
SIC Code 8200-8299 Services-Educational Services

	Year Ended December 31,
	2001	2002	2003	2004	2005	2006
EVCI	$100.00	$34.21	$283.68	$505.26	$84.21	$23.68
NASDAQ Stock Market (U.S.)	100.00	68.85	101.86	112.16	115.32	127.52
SIC Code 8200-8299 Services-Educational Services	100.00	117.57	194.54	205.94	176.28	148.07

* The twenty-seven companies included in and SIC Code 8200-8299 Services-Educational Services which are: Apollo Group Inc, Asia Broadband Inc, Career Education Corp., College Partnership Inc, Corinthian Colleges Inc, Devry Inc, Ecollege.com Inc, Educate Inc, EVCI Career Colleges Holding Corp, Group Strategies Corp., Healthstream Inc, ITT Educational Services, Laureate Education Inc, Learning Tree International, Lincoln Educational Services Corp., Netwolves Corp., New Horizons Worldwide Inc, Nobel Learning Communities Inc, Peoples Educational Holdings Inc, Princeton Review Inc, Smartpros Limited, Strayer Education Inc, TWL Corp., Universal Technical Institute Inc, Vcampus Corp., Wade Cook Financial Corp. and Whitney Information Network Inc.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our Common Stock to file with the SEC reports of their holdings of, and transactions in, our Common Stock. Based solely upon our review of copies of such reports and written representations from reporting persons that were provided to us, we believe that our officers, directors and 10% stockholders complied with these reporting requirements with respect to 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of June 21, 2007, the beneficial ownership of our common stock by each person (or group of affiliated persons) known by EVCI to own beneficially more than 5% of its outstanding shares of common stock, each director and executive officer of EVCI, and all EVCI directors and executive officers as a group. Our knowledge regarding such ownership is based solely on filings with the SEC, including Schedules 13D or 13G, our participation in ComVest Financing and upon responses to written inquiry made by us. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
Com Vest Investment Partners III, L.P. One North Clematis, Suite 300 West Palm Beach, FL 33401	3,206,107	(1)	17.40
Dr. Arol I. Buntzman	1,533,242	(2)	9.27
Dr. John J. McGrath	737,388	(3)	4.66
Joseph D. Alperin	271,601	(4)	1.77
Stephen Schwartz	77,849	(5)	*
Philip M. Getter	37,501	(9)	*
Dr. Donald Grunewald	17,701	(7)	*
Robert F. Kennedy, Jr.	250,000	(6)	1.62
Brian H. Fluck	—		—
Inder Tallur	—		—
Directors and executive officers as a group (9 persons)	2,925,782	(8)	16.57

*Less than 1%

(1)
Includes 831,185 shares underlying currently exercisable warrants. Also beneficially owned by ComVest III Partners, LLC, its general partner, and Michael S. Falk and Robert L. Priddy, the managing members of ComVest III Partners, LLC. See Proposal 3, Approval of an Amendment to EVCI’s Certificate of Incorporation to Increase the Number of Shares of Authorized Common Stock for a discussion of ComVest’s beneficial ownership of the shares of Common Stock in the event that this Proposal is approved.

(2)	Includes 1,329,125 shares underlying currently exercisable options.

(3)	Includes 625,131 shares underlying currently exercisable options.

(4)
Includes 152,812 shares underlying currently exercisable options. Includes 50,000 shares that are forfeitable if Mr. Alperin is not continuously employed by EVCI through 2/28/08 as to 25,000 shares and 2/28/09 as to 25,000 shares.

(5)	Includes 50,045 shares underlying currently exercisable options.

(6)	Shares underlying currently exercisable options.

(7)	Includes 10,001 shares underlying currently exercisable options.

(8)	Includes 50,000 restricted shares that are forfeitable as indicated in footnote (4) of this table. Includes 2,521,283 shares underlying currently exercisable options.

(9)	Includes 30,001 shares underlying currently exercisable options.

PROPOSAL 2

RATIFICATION OF THE COMVEST FINANCING

Total number of shares issuable in the ComVest Financing

On June 18, 2007 the Board of Directors decided to recommend that EVCI’s stockholders ratify the terms of the issuance of the Common Stock, Notes and Warrants in the ComVest Financing.

The following table sets forth the shares of Common Stock issued and issuable to ComVest and Participating Management under the terms of the ComVest Financing, which are summarized above under the caption “ComVest Financing.”

	Shares Issued on May 23, 2007 (1)	Shares Issuable Upon Exercise of Warrants (2)	Shares Issuable Upon Conversion of Notes (3)	L/C Shares Issuable (4)	Maximum No. of Potential Shares Owned

ComVest	2,374,922	25,863,095	15,337,188	408,412	43,983,617

Participating Management	150,312	1,636,905	970,710	25,847	2,783,774	(5)
	2,525,234	27,500,000	16,307,898	434,259	46,767,391

(1)	Issued at $0.54 per share.

(2)
Issuable at $0.54 per share, subject to anti-dilution adjustments. Warrants issued to ComVest to purchase 831,185 shares are currently exercisable. The remaining Warrants become exercisable only if EVCI’s stockholders authorize an increase in the shares of EVCI’s authorized Common Stock as described under Proposal 4 relating to the Share Increase.

(3)	Convertible at $0.60 per share, subject to anti-dilution adjustments, only if the Notes are not repaid by May 23, 2008 and EVCI’s stockholders approve the Share Increase.

(4)	If ComVest elects, issuable in lieu of a cash fee upon extension of the L/C Guaranty for an additional year at EVCI’s election.

(5)
Does not include shares issuable upon exercise of options granted to Participating Management in connection with the restructuring of the employment arrangements described above under the caption “ComVest Financing-Other Agreements with Participating Management-Option Grants to Participating Management” and below in Proposal 5 under the caption “New 2004 Plan benefits.”

Prior to the completion of the ComVest Financing, 12,689,617 shares of EVCI’s Common Stock were outstanding. The closing bid price for EVCI’s Common Stock on April 24, 2007, the date of the execution of the definitive agreements for the ComVest Financing, was $0.52.

Nasdaq rules

Prior to executing the definitive agreements, Nasdaq had advised EVCI that the proposed ComVest Financing would require stockholder approval pursuant to the Nasdaq Marketplace Rules, unless EVCI requested, and Nasdaq determined to grant, a financial viability exception pursuant to Nasdaq Marketplace Rule 4350(i)(2).

Accordingly, in early May, 2007, EVCI made application to the Nasdaq staff for a financial viability exception to the Nasdaq shareholder approval requirements, pursuant to Marketplace Rule 4350(i)(2). That Rule permits exceptions to be made when the delay in securing stockholder approval would seriously jeopardize the financial viability of a company. However, the Nasdaq staff determined not to grant the requested exception because the staff does not believe it is appropriate to grant an exception for the shares issued and issuable to Participating Management for its investment of $1,000,000 in the ComVest Financing although made on the same terms as the ComVest investment of $9,100,000. The Nasdaq staff took the position that Participating Management is receiving the shares listed in the table above at a discount, that this discount is equity compensation,” as the term is used in Marketplace Rule 4350(i)(l)(A) that must be approved by EVCI’s stockholders and that this Nasdaq shareholder approval requirement is not subject to a financial viability exception.

As a result, the Nasdaq staff advised EVCI that if it closed the ComVest Financing without a restructuring to eliminate the possibility that Participating Management could acquire discounted stock and receive “equity compensation” without shareholder approval, it would initiate delisting proceedings against EVCI. Nasdaq also advised EVCI that EVCI would be afforded the opportunity to seek a review of the staff’s delisting determination with an independent Nasdaq Listing Qualifications Panel (the “Panel”).

Management and the Board determined that it was necessary to close the ComVest Financing on May 23, 2007, notwithstanding the Nasdaq staff’s position.

On June 13, 2007, the Nasdaq staff notified EVCI that it had determined to delist its securities from The Nasdaq Capital Market because EVCI did not comply with the $1.00 per share bid price requirement and because the staff had concluded the ComVest Financing required shareholder approval under Marketplace Rule 4350(i) since: (i) shares were sold at a discount to market price to four corporate officers, two of whom are also directors of EVCI and is, therefore, considered “equity compensation;” (ii) the issuance of the securities would result in a change of control of EVCI; and (iii) the potential issuances of Common Stock would exceed 20% of the outstanding shares of EVCI at a price that would be less than the greater of book or market value.

EVCI realizes that the transaction created the potential for an issuance in excess of 20% of the outstanding shares at a price less than the greater of book or market value. The book value per share of Common Stock at December 31, 2006 was $1.06 and the closing bid price of the Common Stock on April 24, 2007, the date of the execution of the definitive agreements, was $0.52. While EVCI appreciates the Nasdaq staff’s concern that the issuance could result in a change of control of EVCI, management notes that a change of control has not, in fact occurred.

In determining that the securities were sold to Participating Management at a discount to market price and that this transaction constituted “equity compensation,”the Nasdaq staff reduced the $0.54 and $0.60 prices referred to in the footnotes to the table above in accordance with a Nasdaq policy requiring such a reduction for an assumed value of the Warrants. Pursuant to this calculation, the Common Stock issued and issuable upon exercise of the Warrants and conversion of the Notes would each be priced by Nasdaq below the market price of $0.52 on the date of the definitive agreements. The Nasdaq staff also noted that the price could be even lower if anti-dilution adjustments were triggered.

On June 20, 2007, EVCI requested a hearing before the Panel. The staff’s delisting determination has been stayed pending the Panel’s decision following the hearing. As part of the appeal, EVCI will maintain that the securities purchased by Participating Management, which were priced identically to the securities purchased by ComVest, did not constitute “equity compensation” as that term is used in Marketplace Rule 4350(i)(l)(A). Additionally, EVCI plans to contend that, even if the securities purchased by Participating Management were deemed “equity compensation,” this should not have rendered the transaction ineligible for a financial viability exception since Marketplace Rule 4350(i)(2) does not exclude “equity compensation” from issuances of securities that are eligible for the financial viability exception. Notwithstanding, there can be no assurance that the Panel will determine to grant EVCI’s request for continued listing.

While EVCI understands that Nasdaq will not necessarily view a stockholder vote in favor of the ComVest Financing as a cure for the stockholder approval violation, management and the Board believe a stockholder vote in favor of the transaction would be a significant factor considered by the Panel in connection with its review of EVCI’s request for continued listing.

Failure to approve the terms of the ComVest Financing

EVCI is unable to predict the outcome of its appeal of Nasdaq’s delisting determination. However, management and the Board believe that EVCI’s appeal has no chance of succeeding if EVCI’s stockholders do not approve the terms of the ComVest Financing.

If our Common Stock is delisted from Nasdaq, trading would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board or in the “Pink Sheets.” As a consequence:

•
The liquidity of the Common Stock would be impaired, not only in the number of shares that could be bought and sold and the lower prices for them, but also through delays in the timing of transactions, reduction in security analysts’ and the media’s coverage of EVCI and the reluctance of brokers to recommend, and others to invest, in lower priced stocks.

•
These trading factors would also make the Common Stock materially less attractive to potential sources of financing that EVCI may require including in connection with a refinancing or repayment of our Bank debt and the Notes.

Vote necessary to approve the terms of the ComVest Financing

The votes “for” must exceed the votes “against” to approve this Proposal.

The Board unanimously recommends that stockholders vote FOR the ratification of the ComVest Financing.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO
EVCI’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

EVCI’s Certificate of Incorporation, currently provides that EVCI is authorized to issue two classes of stock, consisting of 20,000,000 shares designated as Common Stock, par value $0.0001 and 1,000,000 shares designated as Preferred Stock, par value $0.0001.

On June18, 2007, acting upon the recommendation of the Special Committee (consisting of Philip Getter and Dr. Grunewald) the Board of Directors adopted, subject to stockholder approval, an amendment to EVCI’s Certificate of Incorporation to increase the authorized number of shares of Common Stock by 90,000,000 shares to 110,000,000 shares. The proposed amendment does not affect any terms or rights of EVCI’s Common Stock. As proposed to be amended, the first paragraph of Article FOURTH of the Certificate of Incorporation would read as follows:

FOURTH: The Total number of shares of all classes of stock which the Corporation shall have authority to issue is 111,000,000 shares, consisting of:

(a)	110,000,000 shares of common stock, par value $0.0001 per share; and

(b)	1,000,000 shares of preferred stock, par value $0.0001 per share.

The amendment to increase EVCI’s authorized Common Stock would become effective when the Certificate of Amendment in the form attached as Annex E is filed with the Secretary of State of the State of Delaware.

Purpose and effect of the amendment

Under the terms of the ComVest Financing, EVCI is required to seek stockholder approval to increase its authorized number of shares of Common Stock to permit the issuance of the shares listed below that are issuable upon conversion of the Notes, exercise of the Warrants and grants of options to Participating Management. The following table also lists other proposed uses of the additional shares that are known to management as of the date of this Proxy Statement:

Purpose	No. of Shares

Exercise of ComVest Warrants	25,031,910	(1) (2)

Exercise of Participating Management Warrants	1,636,905	(2)

Conversion of ComVest Note	15,337,188	(2)

Conversion of Participating Management Note	970,710	(2)

Grants of options to Participating Management on 4/24/07	4,376,559	(3)

Part payment of fee of Jefferies & Co., Inc.	263,806	(4)

Additional shares for awards made and available for future grants under 2004 Plan	3,423,441	(5)

Other corporate purposes	39,959,481
	90,000,000

(1)	Excludes ComVest Warrants to purchase up to 831,185 shares that are reserved for issuance out of EVCI’s currently authorized shares.

(2)
The Notes become fully convertible on and after May 23, 2008, if not repaid, and if the Share Increase has been obtained. The Warrants become fully exercisable if, and when, the Share Increase is obtained. The full ratchet anti-dilution provision of the Notes and Warrants, if triggered, lower the conversion and exercise prices of the Notes and Warrants but the number of shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants remains unchanged. Accordingly, a full-ratchet anti-dilution adjustment of the Notes would result in the Notes being partially convertible.

(3)	Does not include the options granted to Participating Management that are referred to in the next table.

(4)	The remainder of the fee, including expenses, was $588,873 paid in cash.

(5)
Includes options to purchase 1,000,000 shares that were granted, out of currently authorized shares, to Robert F. Kennedy, Jr. upon becoming an EVCI director on April 24, 2007 and options too purchase 300,000 shares granted to administrators of EVCI’s colleges and options to purchase 10,000 shares granted to each of Brian H. Fluck and Inder Tallur. For information about those options and about the proposed increase in the shares available under the 2004 Plan, see Proposal 5 Approval of Amendment to the 2004 Plan.

Authorization of the additional shares will give ComVest the ability to beneficially own a maximum of 68.9% of EVCI’s Common Stock on July 31, 2007 and up to a maximum of 77.6% of EVCI’s Common Stock after May 22, 2008 if the ComVest Note becomes convertible and the L/C shares, referred to in the table below, are issued. This beneficial ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended and assumes the number of shares of EVCI’s outstanding Common Stock, is the same as on the record date of this stockholders meeting. However, conversion of the ComVest Note and exercise of the ComVest Warrants cannot be effected by ComVest if it would then own more than 24.9% and 49.9%, as applicable, prior to obtaining requisite pre-approvals of such ownership from the regulators and accreditors of EVCI’s colleges.

Out of EVCI’s currently authorized Common Stock, as of June 28, 2007, 15,214,851 shares are issued and outstanding and the following shares are reserved for issuance:

Purpose	No. of Shares

Exercise of ComVest Warrants	831,185

Issuance of ComVest L/C Shares	408,412	(1)

Issuance of Participating Management L/C Shares	25,847	(1)

Exercise of options and warrants outstanding prior to 4/24/2007	362,592

Exercise of Participating Management options granted under EVCI’S 1998 Incentive Plan and 2004 Plan on 4/24/2007	2,157,113	(2)

Exercise of options granted to Robert F. Kennedy, Jr. on 4/24/2007	1,000,000	(2)
	4,785,149

(1)
If EVCI, at its sole option, extends the L/C Guaranty for an additional year, ComVest and Participating Management would be entitled to an additional fee, payable, at ComVest’s election, in cash or the L/C Shares as follows: ComVest, $220,543 or 408,412 shares and Participating Management, $13,957 or 25,847 shares. If cash is elected, it would not be paid until after the Bank debt is paid.

(2)	For information about those options and about the proposed increase in the shares available under the 2004 Plan, see Proposal 5 Approval of Amendments to the 2004 Plan.

Accordingly, all 20,000,000 shares of EVCI’s authorized Common Stock are issued or reserved for issuance.

EVCI’s Board of Directors believes EVCI should have more shares of authorized but unissued Common Stock available for corporate purposes other than for the specified purposes indicated in the first table relating to this Proposal. The Board believes that the availability of 39,347,766 additional authorized but unissued shares will provide EVCI with the flexibility to issue Common Stock for a variety of other corporate purposes. This could include raising equity capital that could be used to pay debt, including the Bank debt and Notes, and to make acquisitions using Common Stock. Other than as permitted or required with respect to the Notes, Warrants and L/C Shares, Participating Management‘s options and other outstanding options and warrants, the Board of Directors has no immediate plans, understanding, agreements or commitments to issue additional Common Stock for any purposes.

No additional action or authorization by EVCI’s stockholders would be necessary prior to the issuance of any additional authorized shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted.

Under EVCI’s Certificate of Incorporation, our stockholders do not have preemptive rights with respect to Common Stock. However, ComVest and Participating Management have pre-emptive rights for so long as any portion of the Notes or the L/C Guaranty is outstanding. Accordingly, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders, other than perhaps ComVest and Participating Management, would not have any preferential rights to purchase such shares in order to maintain their proportionate ownership of Common Stock.

In addition to the dilution resulting from the ComVest Financing, the issuance of the additional shares of Common Stock could have the effect of diluting the voting power and shareholdings of existing stockholders and earnings per share and book value per share of the Common Stock. Issuing additional shares of Common Stock to any party other than ComVest may also have the effect of delaying or preventing a change of control of EVCI. EVCI’s authorized but unissued Common Stock could be issued in one or more transactions that would make it more difficult or costly, and less likely, to affect a takeover of EVCI. The Board is not aware of any attempt or plan to obtain control of EVCI. ComVest’s ability to obtain control of EVCI would be virtually assured if the Share Increase is approved, subject, however, to obtaining requisite pre-approvals of the regulator and accreditors of EVCI’s colleges.

If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment to EVCI’s Certificate of Incorporation with the Delaware Secretary of State. However, if EVCI’s stockholders approve the proposed amendment to EVCI’s Certificate of Incorporation, the Board retains discretion under Delaware law not to implement the proposed amendment.

Effect on utilization of EVCI’s net operating loss carryforwards

The change in ownership of our common stock as the result of the ComVest Financing will substantially limit the utilization of our net operating loss carryforwards if the Share Increase is approved and ComVest acquires more than 50% of our Common Stock during the three year period ending May 22, 2010.

Regulations under Section 382 of the Internal Revenue Code govern the determination of whether one or more changes of ownership of EVCI’s common stock will result in limitations on EVCI’s ability to offset taxable income against its approximately $30.0 million of available net operating loss carryforwards. Sales of EVCI’s common stock by EVCI and persons defined as 5% holders under Section 382 regulations must be monitored by us so we can determine whether ownership changes have occurred that result in limitations on our net operating losses (NOL) utilization. If the Share Increase is approved, a change of control under Section 382 would be likely to occur. The resulting limitation on the utilization of our available net operating loss carryforwards would depend on EVCI’s market value and other factors.

Failure to approve the amendment to increase EVCI’s authorized Common Stock

If EVCI’s stockholders do not approve management’s proposal to increase EVCI’s authorized Common Stock, the Notes will become due and payable immediately and, thereafter, interest will accrue at the default rate of 24% per annum. An event of default under the Notes would also be an event of default with respect to EVCI’s senior indebtedness to the Bank that would enable the Bank to declare its debt to be immediately due and payable and to collect interest at a rate that would increase by 5.0 percentage points over the then applicable interest rate. On June 15, 2007, the total amount owed to ComVest was approximately $9,800,000 and the total amount owed to the Bank was approximately $7,400,000. This approximately $17,200,000 total debt could increase to approximately $20,800,000 if EVCI owes the maximum of allowable revolving and term loan debt to the Bank. EVCI would not have the ability to pay that debt. The Bank could decide to foreclose on EVCI’s assets. During the foreclosure process, EVCI expects the Bank would prevent EVCI, as the parent holding company, from obtaining the funds necessary for it to operate from its subsidiaries. ComVest could decide to pay the Bank debt to protect its position but the consequences of any action the Bank or ComVest might take are uncertain and probably will adversely affect EVCI’s other stockholders. Furthermore, without additional shares of authorized Common Stock, it would be much more difficult for EVCI to raise equity financing that could be used to repay its indebtedness to the Bank, ComVest and Participating Management.

Vote necessary to approve the amendment

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is necessary for approval of the amendment. Therefore, abstentions and broker non-votes effectively count as votes against the amendment.

The Board unanimously recommends that stockholders vote FOR the approval of an amendment to EVCI’s certificate of incorporation to increase the number of shares of authorized common stock.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO EVCI’S CERTIFICATE OF INCORPORATION TO EFFECT ONE OF THE REVERSE STOCK SPLITS DESCRIBED BELOW

General

On June 18, 2007, EVCI’s Board of Directors unanimously adopted resolutions approving amendments to EVCI’s Certificate of Incorporation to effect a reverse stock split of EVCI’s authorized and issued and outstanding Common Stock at ratios of one-for-two, one-for-three, one-for-four or one-for-five. Any such reverse stock split would be implemented if and as determined by the Board, any time before the 2008 Annual Meeting of stockholders. Pursuant to a reverse stock split, each holder of two shares, three shares, four shares or five shares, as the case may be, of EVCI’s Common Stock, immediately prior to the effectiveness of the reverse stock split, would become the holder of one share of EVCI’s Common Stock, and the number of authorized shares of common stock would be reduced proportionately. EVCI’s Board of Directors also adopted resolutions recommending the amendment and directing it to be submitted to the stockholders for approval.

If EVCI’s stockholders approve the reverse stock split, no further action by the stockholders will be required either to implement or abandon the reverse stock split. The reverse stock split would become effective when and if a Certificate of Amendment to EVCI’s Certificate of Incorporation in the form attached hereto as Annex E is filed with the Secretary of State of the State of Delaware. The Board may elect to file the Certificate of Amendment any time before the 2008 Annual Meeting of stockholders. EVCI would notify its stockholders of the effectiveness of the reverse split by issuing a press release. The Board reserves the right, even if EVCI receives stockholder approval at the Annual Meeting, to elect not to file the Certificate of Amendment to the Certificate of Incorporation if the Board determines, in its sole discretion, that implementing a reserve stock split is not in the best interest of EVCI and its stockholders.

If the stockholders approve the increase in the authorized number of shares of Common Stock which is the subject of Proposal 3, stockholder approval or rejection of the reverse stock split amendments sought by this Proposal 4 will not affect the timing of filing of a Certificate of Amendment to give effect to the increase in the authorized number of shares of Common Stock pursuant to Proposal 3 (which, if approved, will be filed prior to the filing of any Certificate of Amendment contemplated by this Proposal 4).

The reverse stock split, if implemented, would neither change the number of authorized shares of preferred stock, nor the par value of the common stock and preferred stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of Common Stock outstanding immediately prior to the reverse stock split as such stockholder did immediately after the split.

Purpose

EVCI is seeking stockholder approval of a reverse stock split to enable the Board of Directors to decrease the number of outstanding shares of Common Stock and to attempt to increase the per share market price of EVCI’s Common Stock. For more than one year, EVCI has not complied with Nasdaq’s Marketplace Rule 4310 (c) (4) that requires the closing bid price per share of EVCI’s Common Stock to be at least $1.00 per share. EVCI had until June 11, 2007 to regain compliance by satisfying the minimum bid closing price rule for at least 10 consecutive business days, provided EVCI met other continued inclusion requirements for listing.

At June 11, 2007, we were also not in compliance with the stockholder approval requirements of Nasdaq Market Place Rule 4350, discussed above under Proposal 3 relating to the approval of the ComVest Financing and below under Proposal 5 relating to the approval of an amendment to the 2004 Plan.

EVCI’s Common Stock will be delisted for failure to satisfy the $1.00 minimum closing bid price requirement unless EVCI succeeds in an appeal that is based on EVCI’s plan to effect a reverse split that increases the minimum bid price sufficiently to permit EVCI to comply with that requirement. However, success with this appeal will not prevent the delisting of the Common Stock from the Nasdaq Capital Market unless EVCI is in compliance with all other requirements for continued listing.

If our Common Stock is delisted from Nasdaq, trading would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board or in the “Pink Sheets.” As a consequence:

•
The liquidity of the Common Stock would be impaired, not only in the number of shares that could be bought and sold and lower prices for them, but also through delays in the timing of transactions, reduction in security analysts’ and the media’s coverage of us and the reluctance of brokers to recommend, and others to invest, in lower priced stocks.

•
These trading factors would also make the Common Stock materially less attractive to potential sources of financing that EVCI may require including in connection with a refinancing or repayment of our Bank debt and the Notes.

Certain risks associated with the reverse stock split

EVCI cannot predict whether the per share market price of EVCI’s Common Stock will increase following any reverse stock split. The following table illustrates the effects on the number of shares that would be outstanding, authorized but reserved for issuance and authorized but unissued if any of the reverse stock splits are effected and possible market prices of EVCI’s Common Stock, assuming that the market price will change precisely in accordance with the multiple of the ratio of the particular amendment to be effected:

Reverse Stock Split Ratio	Shares Outstanding as of June 12, 2007	Approximate Number of Shares Outstanding After Reverse Stock Split	Approximate Number of Shares Reserved for Issuance After Reverse Stock Split	Approximate Number of Shares Authorized but Unreserved and Unissued After Reverse Stock Split	Product of Reverse Split Ratio and Market Price As of June 12, 2007 In $*

None	15,214,851	15,214,851	4,785,149	—	0.92
One-for-two	15,214,851	7,607,426	2,392,575	—	1.84
One for three	15,214,851	5,071,617	1,595,050	—	2.76
One for four	15,214,851	3,803,713	1,196,287	—	3.68
One for five	15,214,851	3,042,970	957,030	—	4.60

*Closing price on June 12, 2007

The following table sets forth the same information as the above table but assumes that the proposed amendment to EVCI’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 110,000,000 shares (which is the subject of Proposal 4 has been approved and implemented.

Reverse Stock Split Ratio	Shares Outstanding as of June 12, 2007	Approximate Number of Shares Outstanding After Reverse Stock Split	Approximate Number of Shares Reserved for Issuance After Reverse Stock Split	Approximate Number of Shares Authorized but Unreserved and Unissued After Reverse Stock Split	Product of Reverse Split Ratio and Market Price as of June 12, 2007 in $*

None	15,214,851	15,214,851	54,561,862	40,223,287	0.92
One-for-two	15,214,851	7,607,426	27,280,931	20,111,644	1.84
One for three	15,214,851	5,071,617	18,187,287	13,407,762	2.76
One for four	15,214,851	3,803,713	13,640,466	10,055,822	3.68
One for five	15,214,851	3,042,970	10,912,372	8,044,657	4.60

 *Closing price on June 12, 2007

The price per share of EVCI’s Common Stock is also a function of its financial performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the closing bid price of EVCI’s Common Stock after any reverse stock split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, or that any increase can be sustained for a prolonged period of time. Even if a reverse stock split has the desired effect, there can be no assurance that EVCI would be able to maintain compliance with all of the continued listing requirements of The Nasdaq Capital Market.

Although EVCI believes that a reverse stock split would not have a detrimental effect on the total value of its Common Stock, it is possible that the total value of its Common Stock after a reverse stock split could be lower as before a split.

Effects of a reverse stock split

With the exception of the number of authorized shares and issued and outstanding shares, the rights and preferences of the shares of Common Stock prior and subsequent to a reverse split would remain the same. A reverse stock split may result in some stockholders owning “odd-lots” of less than one hundred shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares. A reverse stock split would not change the per share par value of the Common Stock. Outstanding options and warrants (including the Warrants) to purchase Common Stock and any other convertible security (including the Notes) would be adjusted so that the number of shares of Common Stock issuable upon their exercise would be divided by two, three, four, or five, as the case may be, and the exercise price of each option and warrant would be multiplied by two, three, four or five, as the case may be.

Fractional shares

EVCI would not issue any fractional share certificates in connection with a reverse stock split. Instead, the holder will receive the number of new shares to which the stockholder is entitled rounded up to the nearest whole number of shares.

Authorized shares

As illustrated in the table above under the caption “Certain Risks Associated With the Reverse Stock Split,” a reverse split will reduce the number of authorized shares as well as the number of issued and outstanding shares of EVCI’s Common Stock. Authorized but unissued shares will be available for issuance, and EVCI may issue such shares in connection with the exercise of employee stock options, acquisitions, strategic transactions, financings or otherwise. For more information regarding the potential use of EVCI’s authorized but unissued shares, see the discussion under the heading “Purpose and Effect of the Amendment” under Proposal No. 3 above.

Exchange of certificates

Once the Certificate of Amendment to EVCI’s Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the proposed reverse stock split would occur without any further action on the part of stockholders and would not be affected by the timing of the physical surrender of the old stock certificates. After a reverse stock split becomes effective, EVCI would notify stockholders and request them to surrender their stock certificates for new certificates representing the number of whole shares of Common Stock into which their shares have been converted as a result of the reverse stock split. Until the old certificates are surrendered, each current certificate representing shares of Common Stock would evidence ownership of Common Stock in the appropriately reduced number of shares. Stockholders should not destroy any stock certificates and should not submit any certificates until requested to do so.

Accounting matters

The par value of the Common Stock would remain the same after a reverse split becomes effective. As a result, EVCI stated capital would be reduced and capital in excess of par value (additional paid-in-capital) increased accordingly. Stockholders’ equity would remain unchanged. The per share net loss will be retroactively restated to reflect any reverse stock split.

No dissenters’ rights

Under the Delaware General Corporation Law, EVCI’s stockholders are not entitled to dissenters’ rights with respect to the reverse stock split, and EVCI will not independently provide stockholders with any such right.

Federal income tax consequences of the reverse stock split

The following is only a summary of the material federal income tax consequences of a reverse stock split to a stockholder and is for general information purposes only. Stockholders should consult their own tax advisors for any federal, state, local and foreign tax effects of a reverse stock split in light of their individual circumstances.

The change of the old amounts of Common Stock for the new amounts of Common Stock should not have material federal income tax consequences to stockholders. The change of the old amount of Common Stock for the new amount of Common Stock generally would not cause any gain or loss to be recognized by a stockholder. The aggregate basis of the shares of the new amount of Common Stock would be the same as the aggregate basis of the old amount of Common Stock held by the stockholder. A stockholder’s holding period for shares of the new amount of Common Stock would include the holding period for shares of the old amount of Common Stock held by the stockholder if they are held as a capital asset at the effective time of the reverse stock split.

Vote required to approve the reverse stock split

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the amendments. Therefore, abstentions and broker non-votes will have the same effect as negative votes.

The Board unanimously recommends that stockholders vote FOR the proposal to effect one of the reverse stock splits described above.

PROPOSAL 5
APPROVAL OF AMENDMENTS TO THE 2004 PLAN

Amendments

On June 18,2007 the Board of Directors amended the 2004 Plan, subject to stockholder approval, as follows:

•	to increase from 1,700,000 to 9,500,000 the number of shares available for awards.

•
to increase the 400,000 share limit on the number of shares underlying options granted to any member of Participating Management during the one year period of April 24, 2007 through April 23, 2008 with the goal of qualifying, as performance based compensation under Section 162(m) of the Internal Revenue Code, the options granted to Dr. Arol I. Buntzman, Dr. John J. McGrath and Joseph D. Alperin in connection with the ComVest Financing and to Robert F. Kennedy, Jr. upon his becoming a director and chairman of EVCI’s Educational Oversight Committee.

A copy of the 2004 Plan as amended is attached as Annex F to this Proxy Statement. A summary of the 2004 Plan as amended is included below. The two amendments referred to above are to the first and next to last sentences of Section 3(a) and are described in the summary below under the caption “General” and “Eligibility.”

By approving the two amendments, stockholders will also be deemed to have approved certain stock option grants that are set forth in the table below and which are identified by footnotes as requiring stockholder approval.

Non-qualified option grants

The following table sets forth information regarding non-qualified option grants made to Participating Management, in connection with their employment following the closing of the ComVest Financing. Robert F. Kennedy, Jr. who, on April 24, 2007, became a director of EVCI and chairman of the Board’s Educational Oversight Committee; Brian H. Fluck and Inder Tallur, ComVest designees to EVCI’s Board, who became EVCI directors on May 23, 2007; and to senior administrators at EVCI’s colleges:

Name	Grant Date	Number of Securities Underlying Stock Options (#)		Exercise Price of Option ($/Sh)	Closing Price on Option Grant Date ($)		Grant Date Fair Value of Option ($) (9)

Dr. John J. McGrath	4/24/2007	625,131	(1)	0.583	0.53		237,550
	4/24/2007	1,291,085	(2)	0.54	0.53		503,523

Dr. Arol I. Buntzman	4/24/2007	1,329,125	(1)	0.583	0.53		505,068
		2,560,287	(3)	0.54	0.53		998,512

Joseph D. Alperin	4/24/2007	152,812	(1)	0.583	0.53		58,069
		350,125	(4)	0.54	0.53		136,549

Stephen Schwartz	4/24/2007	50,045	(1)	0.583	0.53		19,017
		175,062	(4)	0.54	0.53		68,274

Robert F. Kennedy, Jr.	4/24/2007	1,000,000	(5)	0.583	0.53		470,000

Brian H. Fluck	5/23/2007	10,000	(7)	0.815	0.83	(8)	6,200

Inder Tallur	5/23/2007	10,000	(7)	0.815	0.83	(8)	6,200

Senior administrators of EVCI’s Colleges	4/24/2007	300,000	(6)	0.54	0.53		117,000

(1)
Granted using shares available under the 2004 Plan and EVCI’s 1998 Incentive Plan, and, therefore, not subject to stockholder approval. Fully vested and exercisable on May 23, 2007, the closing date of the ComVest Financing. They expire on 4/23/2012. The number of shares allocated to the 1998 Incentive Plan for each individual was: Dr. McGrath, 186,351; Dr. Buntzman, 396,211; Mr. Alperin, 45,553 and Mr. Schwartz, 14,918.

(2)
Vest as to one-third of the shares if, and when, stockholders approve the grant and as to an additional one-third on the first and second anniversaries of the date of stockholder approval of the options. They expire on 4/23/2012.

(3)	Vest and become as to one-half of the shares if, and when, stockholders approve the grant and as to the remainder one year thereafter. They expire on 4/23/2012.

(4)
Vest and become exercisable as to one-fifth of the shares if, and when, stockholders approve the grant and as to an additional one-fifth on the first, second, third and fourth anniversaries of the date of stockholder approval of the options. They expire on 4/23/2012.

(5)
On 4/24/2007, options to purchase 250,000 shares vested and became exercisable. Options to purchase an additional 250,000 shares vest and become exercisable on 4/24/2008, 4/24/2009 and 4/23/2010. They expire on 4/23/2017.

(6)
Vest and become exercisable as to one-fifth of the shares if, and when, stockholders approve the grants and as to an additional one-fifth on the first, second, third and fourth anniversaries of the date of stockholders approval of the options. They expire on 4/23/2012.

(7)	Automatic grants upon becoming a director pursuant to the 2004 Plan, subject to stockholder approval of this Proposal 5.

(8)	The 2004 Plan sets the exercise price at fair market value by determining the average of the high and low sales prices on the date of grant, unless the Board determines otherwise, which it did not do.

(9)
The amounts reflect the compensation cost recognized by us for financial statement reporting purposes in 2007 disregarding an estimate of forfeitures related to service-based vesting conditions. The cost was computed, in accordance with Statement of Financial Accounting Standards No. 123R, based on the fair value of the award at the date of grant indicated in the table. The fair value of the option awards was determined using a Black-Scholes option pricing model using the following valuation assumptions: no dividend yield, volatility of 94.9%, risk-free interest rate of 4.52% and an expected life of 5.0 years. Notwithstanding the 4/24/2007 grant date, for financial reporting purposes the grant date of the options granted at $0.54 per share to Dr. Buntzman, Dr. McGrath, Mr. Alperin, Mr. Schwartz and senior administrators of EVCI’s colleges and the options granted at $0.815 per share to Messrs. Fluck and Tallur would be deemed to be granted the date stockholders approved the grants. EVCI would be required to recalculate the fair value of the option awards as of the date stockholders approve those grants. The fair value calculated using a Black-Scholes is amortized in equal amounts over the vesting period of four years using a Black-Scholes option pricing model using assumptions applicable at that time.

Increase in shares available

Grants made

There are presently no options available for awards under 2004 Plan or our 1998 Incentive Plan.

Of the proposed 7,800,000 share increase in shares available under the 2004 Plan, options to purchase the following shares cannot be exercised unless stockholders approve an increase in the number of shares available under the 2004 Plan: options to purchase 4,376,559 shares at $0.54 per share that were granted to Participating Management; options to purchase a total of 20,000 shares that were automatically granted to Messrs. Fluck and Taller; and options to purchase 300,000 shares that were granted to senior administrators of our colleges. Except for the automatic grants, those options were granted by our Compensation Committee after negotiation between the Special Committee and Participating Management that resulted in a decrease in Participating Management’s potential ownership of EVCI’s Common Stock from 20% to 14.1% of EVCI’s Common Stock outstanding on a full diluted basis as of April 24, 2007, the date the definitive ComVest Financing agreements were signed. All of the option grants to Participating Management and to EVCI’s senior college administrators that are referred to in the table above were granted by our Compensation Committee with the approval of Mr. Getter, acting as chairman of the Special Committee.

Information regarding the agreements made by Participating Management that were conditions to all of the option grants to them that are referred to in the immediately preceding table is set forth above under the caption “ComVest Financing - Other agreements of Participating Management.” None of the grants of options made that are referred to in the table above were made under a plan approved by EVCI stockholders, except for the options granted to Participating Management to purchase 2,157,113 shares at $0.583 per share. Those options were granted under the 2004 Plan and 1998 Incentive Plan. The Compensation Committee and the full Board believe that the grants of options not made under a plan should be deemed made under the 2004 Plan as amended for the ease of administration. Accordingly, by approving this Proposal 5 you will be approving the grants of those options pursuant to the 2004 Plan. The failure to approve this Proposal 5 will terminate all of the options except the options granted to Mr. Kennedy, Jr., will remain in full force and effect.

If stockholders do not approve this Proposal 5, ComVest has agreed to assign warrants to purchase 2,750,000 shares of EVCI’s Common Stock to them as follows: Dr. Buntzman, 1,600,000; Dr. McGrath, 840,000; Mr. Alperin, 205,000 and Mr. Schwartz, 105,000. The assigned warrants will vest, accelerate and terminate on the same terms as those option grants not approved by stockholders.

In the event this Proposal 5 is approved by stockholders but Proposal 3 relating to the Share Increase is not approved, the option grants approved by stockholders will not terminate. Furthermore, stockholder approval of Proposal 5 will remain in full force and effect unless and until stockholders have failed to authorize an increase in EVCI’s Common Stock at two subsequent stockholder meetings held within one year following this Annual Meeting.

Nasdaq requirement

The Board is also recommending approval of this Proposal 5 so that EVCI will be able to comply with Nasdaq Market Place Rule 4350(i)(1) A, which requires stockholder approval of equity compensation plans such as the 2004 Plan. The failure to comply with this Rule could result in the delisting of our Common Stock from The Nasdaq Capital Market.

Increase in the grant share limit per individual

The Compensation Committee and the Board have proposed this amendment because they believe, based on the available authority, that it will permit all of the option grants to Participating Management under the 2004 Plan to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code (the “Code”).

In general, under Section 162(m), income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, transfers of property and benefits paid under nonqualified plans) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation.” Under Section 162(m), stock options and SARs will satisfy the “performance-based compensation” exception if the awards of the options or SARs are made by a committee of the Board of Directors consisting solely of two or more “outside directors,” the plan sets the maximum number of shares that can be granted to any person within a specified period, and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option or SAR exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

If Proposal 5 is not approved or if the proposed amendment does not comply with Section 162(m), EVCI’s net operating loss carryforwards could be utilized to offset the adverse affect from the loss of any deductions that may occur in the future. However, significant limitations might be imposed on EVCI’s utilization of its operating loss carryforwards that are discussed above in Proposal 3 under the caption “Effect on utilization of EVCI’s net operating loss carryforwards.”

Future grants

The Compensation Committee and our Board believes that the 2004 Plan should have 2,103,441 shares available under the 2004 Plan for future awards. Since May 23, 2007, the Compensation Committee has consisted of Dr. Grunewald, Mr. Fluck and Mr. Tallur as required by the terms of the ComVest Financing. Future increases in the compensation of, and option grants to any executive officer, require the unanimous consent of the Compensation Committee, also as required by the terms of the ComVest Financing.

Our Board of Directors and Compensation Committee believe that a mix of cash and stock incentives is critical to EVCI’s ability to attract, retain and motivate our key personnel. Stock incentives enable us to use cash for other purposes and further align the interests of management with our stockholders if EVCI increases shareholder value by improving our performance and increasing our revenues and profitability. The Compensation Committee has not met since Messrs. Fluck and Tallur became members. Accordingly, the Committee’s philosophy and direction with respect to future grants of awards under the 2004 Plan is yet to be determined.

The following summary of the 2004 Plan (as amended and restated, subject to stockholder approval at the Annual Meeting) is qualified in its entirety by the full text of the 2004 Plan as Annex F.

General

The 2004 Plan provides for the granting of options and also permits other awards of our common stock, such as stock grants, or awards based on the value of our common stock, such as stock appreciation rights.

The maximum number of shares available for awards is 9,500,000. If an award expires or is cancelled without having been fully exercised or vested, the remaining shares will generally be available for grants of other awards.

The 2004 Plan is designed to meet the requirements for the performance-based compensation exception under Section 162(m) of the Code with respect to options and stock appreciation rights.

On June 20, 2007, the last sales price of our common stock, as reported by Nasdaq, was $0.96.

Administration

The 2004 Plan is administered by a committee of the Board comprised solely of directors who are not employees or consultants to EVCI or any of its affiliated entities are independent under applicable Nasdaq listing standards and who can otherwise qualify as committee members under Rule 16b-3 of the SEC and Section 162(m) of the Code. Our Compensation Committee currently administers the 2004 Plan.

Eligibility

Any employee, director, officer, consultant of or to EVCI or an affiliated entity (including a company that becomes an affiliated entity after the adoption of the 2004 Plan) is eligible to participate in the 2004 Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the success of EVCI or an affiliated entity. During any one year period, no participant is eligible to be granted options to purchase, and/or stock appreciation rights based on the value of, more than 400,000 shares of our common stock; provided, however, with respect to the period April 24, 2007 through April 23, 2008, the limitation on the shares of Common Stock relating to grants of options and/or stock appreciation rights is 3,493,201 shares for grants to Dr. Arol I. Buntzman, 1,729,865 shares for grants to Dr. John J. McGrath, 457,384 shares for grants to Joseph D. Alperin and 1,000,000 shares for grants to Robert F. Kennedy, Jr.

Term, price and method of payment for stock underlying options

Options granted under the 2004 Plan are to purchase EVCI common stock and may be incentive stock options (“ISOs”) intended to satisfy the requirements of Section 422 of the Code or options not so qualifying, non-statutory options (“NSOs”). ISOs may only be granted to employees. The Committee determines whether the options granted are ISOs or NSOs. An ISO can, however, become an NSO as a result of events including those discussed below under “Federal Income Tax Consequences.” The term of each option is fixed by the Committee, but no option will be exercisable more than 10 years after the date of grant.

The option exercise price is fixed by the Committee at the time the option is granted but cannot be less than 100% of the fair market value per share of EVCI’s common stock on the date of grant. However, the exercise price of an ISO granted to an employee owning more than 10% of EVCI’s common stock, at the time of grant, cannot be less than 110% of the fair market value per share of EVCI’s common stock on the date of grant. Fair market value is defined as the average of the high and low sales price per share of EVCI’s common stock.

The exercise price must be paid in cash or, if permitted by EVCI, may be paid with shares of EVCI common stock or with a combination of cash and common stock. Payment in shares of common stock must be made by surrender of shares already owned.

Adjustments to awards

In the event of a corporate transaction that affects awards, the Committee can make adjustments to awards in order to prevent dilution or enlargement of the benefits or potential benefits intended with respect to those awards.

Automatic option grants to non-employee directors

Each director who is not also an employee of EVCI or an affiliated entity is automatically granted an option to purchase 10,000 shares of EVCI’s common stock on the date on which he or she first becomes a director. Each non-employee director is also automatically granted an option to purchase 10,000 shares of common stock on March 1 of each year, starting March 1, 2006, provided he or she is then a non-employee director and, as of such date, he or she has served on the Board of Directors for at least the preceding six months.

Options granted to non-employee directors vest in three annual installments commencing on the date of grant and have a term of 10 years. The exercise price of options granted to non-employee directors must be 100% of the fair market value per share of EVCI’s common stock on the date of grant. A non-employee director who has been granted stock or options by EVCI under a consulting or other arrangement is ineligible to receive any subsequent automatic grants unless the Committee determines otherwise.

Non-transferability

Unless permitted otherwise with respect to transfers of NSOs to immediate family members, no award is transferable by the participant except upon his or her death.

Amendment

The Board may amend the 2004 Plan, except that no amendment may adversely affect the rights of a participant without the participant’s consent or be made without stockholder approval if such approval is necessary to qualify for or comply with any applicable law, rule or regulation the Board deems necessary or desirable to qualify for or comply with. Stockholders must also approve a reduction in the exercise price of outstanding options and an increase in the maximum number of shares for which awards may be granted under the 2004 Plan.

Federal income tax consequences

The following is a general and brief summary of the federal income tax treatment of stock options granted under the 2004 Plan. It is currently anticipated that stock options will constitute most all of the awards under the 2004 Plan. This discussion is not complete and its application may vary in particular circumstances or as a result of changes in federal income tax laws and regulations.

A participant generally will not incur any U.S. federal income tax liability as a result of the grant of an ISO or NSO.

ISOs. A participant generally will not recognize any income for federal income tax purposes upon exercise of an ISO, although certain participants may be subject to the federal alternative minimum tax upon exercise of an ISO. A participant will recognize income (or loss) upon the subsequent sale of shares of EVCI’s common stock acquired upon exercise of an ISO. If the participant sells the shares before the later of one year after exercise or two years after the grant of the ISO (a disqualifying disposition), the participant will recognize ordinary income in an amount equal to the fair market value of the stock determined on the date of exercise of the ISO (or, if lower, the amount received upon sale of the stock) reduced by the amount the participant paid for the stock. The difference between the amount received upon the sale of the stock and the amount treated as ordinary income in a disqualifying disposition will be considered a capital gain. If the participant sells the shares more than one year after exercise and two years after grant, the difference between the amount received upon the sale of the stock and the amount the participant paid for the stock will be considered a capital gain or loss.

Although designated as ISOs, options will be deemed NSOs to the extent the shares, underlying all ISOs granted to the same person and that become initially exercisable during a calendar year, have an aggregate fair market value exceeding $100,000 as of the date such options were granted.

NSOs. A participant will recognize ordinary income for federal income tax purposes when the participant exercises an NSO. The amount of income recognized upon exercise of an NSO is the fair market value of the shares of EVCI’s common stock acquired upon exercise (determined as of the date of exercise) reduced by the amount the participant paid for the shares. The participant’s tax basis in the shares will equal the fair market value of the shares on the date of exercise and the participant’s holding period will begin on the day after the date of exercise. Any gain or loss upon sale of the shares will be treated as a capital gain or loss. The capital gain or loss will generally be treated as long-term gain or loss if the shares are held for more than one year.

EVCI Deductions. EVCI is generally entitled to a business expense deduction on its federal income tax return with respect to stock options in the same amount and at the same time that participant recognizes ordinary income with respect to the stock option. Amounts treated as capital gain to the participant are not deductible by EVCI.

Termination

Subject to earlier termination by the Board, the 2004 Plan has an indefinite term except that no ISO may be granted following the tenth anniversary of the date the 2004 Plan is approved by stockholders.

Planned grants

Other than automatic grants of options to directors, and the prior grants that will be deemed made under the 2004 Plan, as described above in this Proposal 5, there are no other current plans or arrangements to grant any awards under the 2004 Plan.

Required vote

The votes “for” must exceed the votes “against” to approve this proposal.

The Board unanimously recommends that stockholders vote FOR the approval of the amendments to the 2004 Plan.

PROPOSAL 6

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the Board of Directors has ratified the selection and retention of Goldstein Golub Kessler LLP, independent auditors, to audit our consolidated financial statements for our fiscal year ending December 31, 2007. GGK has served as our independent auditors since 1997. You are being asked to ratify this appointment at the Annual Meeting. Notwithstanding this appointment, the Audit Committee may select and retain new independent auditors at any time during the year, if the Audit Committee feels that such a change would be in the best interests of EVCI and its stockholders.

Representatives of GGK are expected to be present at the Annual Meeting to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Audit and non-audit fees

Through September 30, 2005, GGK had a continuing relationship with American Express Tax and Business Services Inc. (“TBS”). GGK leased auditing staff from TBS who were full time, permanent employees of TBS. GGK partners provided non-audit services through TBS. Since October 1, 2005, GGK has had a similar relationship with RSM McGladrey, Inc. As a result of these relationships, GGK has had no full time employees and, therefore, none of the audit services performed for EVCI were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff and is exclusively responsible for the opinions rendered in connection with its examination.

The following table shows the audit fees we were billed by GGK for 2005 and 2004 and the fees we were billed in 2005 and 2004 by GGK for other services.

	2006	2005

Audit fees	347,163	$571,971

Audit related fees	3,889	18,679

Tax fees	55,837	23,212

All other fees	17,739	7,500

Total	424,628	$621,362

Audit fees were for the audit of EVCI’s annual financial statements, review of financial statements included in EVCI’s 10-Q quarterly reports, and services that are normally provided by independent auditors in connection with our other filings with the SEC. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of our interim financial statements, including with respect to the internal investigation conducted by our Audit Committee. Audit fees in 2005included $358,296 for services in connection with EVCI’s compliance with Section 404 of the Sarbanes-Oxley Act and related regulations.

Tax fees were for services provided by TBS in the preparation of corporate tax returns and for advice related to the acquisition by us of TCI.

As part of its duties, our Audit Committee pre-approves audit and non-audit services performed by our independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. Our Audit Committee does not delegate to management its responsibilities to pre-approve services performed by our independent auditors.

Required vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the Meeting on this proposal.

The Board unanimously recommends that stockholders vote FOR the ratification of  the selection of GGK as our independent auditors for 2007.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

Stockholder proposals that are intended to be included in our proxy statement for our 2008 Annual Meeting pursuant to Proxy Rule 14a-8 must be received by us no later than March 5, 2008, and must otherwise comply with that rule.

A stockholder who intends to present business at the 2008 Annual Meeting, other than pursuant to Rule 14a-8, must comply with the requirements of our by-laws. These requirements are:

•
a stockholder must give written notice to EVCI’s Secretary not less than 90 days and not more than 120 days in advance of the day corresponding to the date of mailing of our proxy materials for the prior year’s Annual Meeting of Stockholders. Therefore, because we anticipate mailing our proxy statement on July 3, 2007, we must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than March 5, 2008 and no later than April 3, 2008.

•	In all instances, the notice must state:

•	the name and address of the stockholder.

•	if the stockholder is not a registered holder, the stockholder must provide proof of ownership as required by Proxy Rule 14a-8(b)(2).

•	the number of shares of our common stock beneficially owned by such stockholder and, if not also owned of record, the name of the record owner.

•
a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) relating to the business stockholder’s proposal and any material interest of the stockholder in the outcome of the proposal.

•	a representation by the stockholder that the stockholder will appear in person or by proxy and will continue to be a stockholder through the date of the meeting of stockholders.

•	If the stockholder is nominating a director, the notice must state:

•	the name, age, business address and residence address of the proposed nominee.

•	the principal occupation or employment of the proposed nominee.

•	the class and number of shares of EVCI that are beneficially owned by the proposed nominee.

•
any other information relating to the proposed nominee that is required, by the SEC’s Proxy Rules in solicitations of proxies for elections of directors, or as is otherwise required, including the proposed nominee’s consent to being named in the proxy statement and to serve as director, if elected.

OTHER MATTERS

We know no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

By order of the Board of Directors,

Joseph D. Alperin
Secretary

July [3], 2007

ANNEX E

FORM OF CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
EVCI CAREER COLLEGES HOLDING CORP.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, EVCI Career Colleges Holdings Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, on June , 2007 pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation, as amended, of the Corporation:

That the Certificate of Incorporation, as amended, of the Corporation be amended by inserting the following in lieu of the first paragraph of Article FOURTH thereof:

FOURTH: The total number of shares of all classes of stock which the  Corporation shall have authority to issue is 111,000,000 shares, consisting of:

(a)	110,000,000 shares of common stock, par value $0.0001 per share; and

(b)	1,000,000 shares of preferred stock, par value $0.0001 per share.

SECOND: That the stockholders of the Corporation, at the Annual Meeting of Stockholders held on July 31, 2007 duly approved said proposed Certificate of Amendment of Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this day of August, 2007

EVCI CAREER COLLEGES HOLDING CORP.

By: ____________________________________
Name:
Title:

ANNEX E

FORM OF CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
EVCI CAREER COLLEGES HOLDING CORP.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, EVCI Career Colleges Holdings Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, on June , 2007 pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation, as amended, of the Corporation:

That the Certificate of Incorporation, as amended, of the Corporation be amended by inserting the following in lieu of the first paragraph of Article FOURTH thereof:

“Simultaneously with the effective date of the filing of this amendment to the Certificate of Incorporation (the “Split Effective Date”), each [two, three, four or five shares (for purposes of determining the omitted amounts in the next paragraph, the applicable number included in the Certificate of Amendment that is filed under the General Corporation Law of the State of Delaware is referred to as the “Reverse Split Number”)] of the Corporation’s common stock issued and outstanding or held as treasury shares immediately prior to the Split Effective Date (the “Old Common Stock”) shall automatically without any action on part of the holder thereof, be reclassified and changed into one share of common stock which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the “New Common Stock,” subject to the treatment of fractional share interests described below. Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Split Effective Date, be entitled to received upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No fractional shares of New Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of New Common Stock. The Corporation shall not recognize on its stock records books any purported transfer of any fractional share of New Common Stock of the Corporation. In lieu of any such fractional shares of New Common Stock, each stockholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Corporation’s transfer agent for cancellation, the number of shares of New Common Stock to which such stockholder is entitled rounded up to the nearest whole number of shares of New Common Stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange.

The total number of shares of all classes of stock which the Corporation is authorized to issue is ____________ shares, [To equal total number of shares of common stock in the following sentence plus 1,000,000], consisting of: (a) shares [To equal total number of authorized shares of common stock at time Certificate of Amendment is filed divided by the Reverse Split Number] of common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

SECOND: That the stockholders of the Corporation, at the Annual Meeting of Stockholders held on July 31, 2007 duly approved said proposed Certificate of Amendment of Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this day of , 200

EVCI CAREER COLLEGES HOLDING CORP.

By: ____________________________________
Name:
Title:

ANNEX F

EVCI CAREER COLLEGES HOLDING CORP.
AMENDED AND RESTATED 2004 INCENTIVE STOCK PLAN*  As amended on June 18, 2007.

1.    Purpose.  The purpose of the Amended and Restated 2004 Incentive Stock Plan (the “Plan”) is to enhance the ability of EVCI Career Colleges Holding Corp. (the “Company”) and its Related Entities to attract and retain officers, employees, directors and consultants of outstanding ability and to provide selected officers, employees, directors and consultants with an interest in the Company parallel to that of the Company’s stockholders.  The term “Company” as used in this Plan shall, unless otherwise indicated, mean collectively the Company and/or its Related Entities, as the context requires.

2.    Certain  Definitions.

(a)   “Award” means an award determined in accordance with the terms of the Plan.

(b)   “Beneficial Owner” shall have the same meaning as in Rule 13(d)(3) of the Exchange Act.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means (i) the same as the definition of such term in an employment agreement or similar agreement, if any, between the Participant and the Company or (ii) if no such agreement exists, one or more of: (A) the Participant’s failure to perform the duties reasonably assigned to him or her by the Company, (B) a good faith finding by the Company of the Participant’s dishonesty, gross negligence or misconduct, (C) a material breach by the Participant of any written Company employment policies or rules or (D) the Participant’s conviction for, or his or her plea of guilty or nolo contendere to, a felony or for any other crime which involves fraud, dishonesty or moral turpitude.

(e) “Change in Control” means (i) the same as the definition of such term contained in an agreement, if any, between the Participant and the Company or (ii) if no such agreement exists (A) an event or series of events that would be required to be described as a change in control of the Company in a proxy or information statement distributed by the Company pursuant to Section 14 of the Exchange Act in response to Item 6(e) of Schedule 14A promulgated thereunder or otherwise adopted or (A) any event the Board deems to be a Change of Control . The determination whether and when a Change in Control has occurred or is about to occur shall be made by the Board in office immediately prior to the occurrence of the event or series of events constituting such Change in Control.

(f) “Control Change Date” means the date designated by the Board of occurrence of the events or series of events constituting a Change of Control.

(g)    “Code” means the Internal Revenue Code of 1986, as amended.

(h)     “Committee” means a committee of at least two members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein. and who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and who are also “outside directors” within the meaning of Section 162(m) of the Code.

(i)    “Common Stock” means the common stock of the Company.

(j)    “Continuous Service” means that the Participant’s service as an employee, director or consultant with the Company or a Related Entity which is not interrupted or terminated.  The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Related Entity as an employee, director or consultant or a change in the entity for which the Participant renders such service; provided that, there is no interruption or termination of the Participant’s Continuous Service other than an approved leave of absence.  The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted.

(k)     “Disability” has the meaning as provided in any long-term disability plan maintained by the Company or any Related Entity in which a Participant then participates; provided that, if no such plan exists, it shall have the meaning set forth in Section 22(e)(3) of the Code.

(l) “Effective Date” has the meaning set forth in Section 21 of the Plan.(m) “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

(n)   “Fair Market Value” per share as of a particular date means, unless otherwise determined by the Board, the average of the high and low sale prices of the Common Stock on the NASDAQ (or any other exchange or national market system upon which price quotations for the Company’s Common Stock is regularly available) for such date. In the event the particular date is not a trading day, the next price on the trading day shall apply.

(o)      “Immediate Family Member” means, except as otherwise determined by the Committee, a Participant’s spouse, ancestors and descendants.

(p)  “Incentive Stock Option” means a stock option which is intended to meet the requirements of Section 422 of the Code.

(q) “Non-Employee Director” means a member of the Board who is not an employee of the Company or a Related Entity and who is independent under applicable listing standards of the principal exchange or national market system on which the Common Stock is listed.

(r)    “Nonqualified Stock Option” means a stock option which is not intended to be an Incentive Stock Option.

(s)   “Option” means either an Incentive Stock Option or a Nonqualified Stock Option.

(t)   “Participant” means an individual who is eligible under Section 5 and is selected to participate in the Plan by the Committee.

(u)    “Related Entity” means an entity that the Board determines is an affiliate of the Company (including an entity that becomes an affiliate after the effective date of the Plan); provided that, with respect to Incentive Stock Options, it shall mean any Related Entity of the Company that is a corporation and which at the time qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code.(v)     “Substitute Awards” means Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company combined.

3.    Shares Subject to the Plan.

(a)    General.  Subject to adjustment in accordance with Section 16, the total of the number of shares of Common Stock which shall be available for the grant of Awards under the Plan shall not exceed 9,500,000 shares of Common Stock. Any Common Stock subject to an Option which is canceled or expires without exercise shall again become available for Award under the Plan.  Upon forfeiture of other Awards in accordance with the provisions of the Plan and the terms and conditions of the Award, the shares covered thereby shall again be available for subsequent Awards under the Plan.  In addition, any shares of Common Stock tendered and/or withheld for the payment of any applicable withholding taxes shall again become available for the grant of subsequent Awards under the Plan.  The Company may, but is not required to, use the proceeds it receives for the payment of any Award under this Plan to purchase shares of its Common Stock in the open market and any such shares of Common Stock so purchased may be used for the issuance of Awards under this Plan.  Subject to adjustment in accordance with Section 16, no Participant shall be granted, during any one year period, Options to purchase, and/or stock appreciation rights based on the value of, more than 400,000 shares of Common Stock.  Common Stock available for issue or distribution under the Plan shall be authorized and unissued shares or shares reacquired by the Company in any manner; provided, however, with respect to the period April 24, 2007 through April 23, 2008, the limitation on the shares of Common Stock relating to grants of options and/or stock appreciation rights is 3,493,201 shares for grants to Dr. Arol I. Buntzman, 1,729,865 shares for grants to Dr. John J. McGrath, 457,384 shares for grants to Joseph D. Alperin and 1,000,000 shares for grants to Robert F. Kennedy, Jr.

(b)   Incentive Stock Options.  Notwithstanding Section 3(a), subject to adjustment in accordance with Section 16, the aggregate number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall not exceed 1,000,000.

4.    Administration.

(a)    Committee. The Plan shall be administered by the Committee.  All references to the Committee hereinafter shall mean the directors who could qualify to be members of the Committee if no such Committee has been appointed.

(b)   Authority and Duties. The Committee shall (i) approve the selection of Participants, (ii) determine the type of Awards to be made to Participants, (iii) determine the number of shares of Common Stock subject to Awards, (iv) determine the terms and conditions of any Award granted hereunder (including, but not limited to, any restriction and forfeiture conditions on such Award) and (v) have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect.

(c)    Vote by Committee. Approval by a majority of the Committee members shall be sufficient to authorize any action by the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company and its Related Entities and stockholders, Participants and persons claiming rights from or through a Participant.

(d)   Delegation of Authority. The Committee may delegate to officers or employees of the Company or any Related Entity, and to service providers, the authority, subject to such terms as the Committee shall determine, to perform administrative functions with respect to the Plan and Award agreements.

(e)    Limit on Liability; Indemnification. Members of the Committee and any officer or employee of the Company or any Related Entity acting at the direction of, or on behalf of, the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified by the Company with respect to any such action or determination.

5.    Eligibility.  Individuals eligible to receive Awards under the Plan shall be the officers, employees, directors and consultants of the Company and its Related Entities or any person who has agreed to provide services in any of those capacities but whose service has not yet commenced; provided that, only employees of the Company and its Related Entities may be granted Incentive Stock Options.

6.    Awards.  Awards under the Plan may consist of Options or other Awards, including Substitute Awards.

7.    Options.  Options may be granted under the Plan in such form as the Committee may from time to time approve pursuant to terms set forth in an Option agreement.

(a)    Types of Options.  Each Option agreement shall state whether or not the Option will be treated as an Incentive Stock Option or Nonqualified Stock Option.  The aggregate Fair Market Value of the Common Stock for which Incentive Stock Options granted to any one employee under this Plan or any other incentive stock option plan of the Company or of any of its Related Entities may by their terms first become exercisable during any calendar year shall not exceed $100,000, determining Fair Market Value as of the date each respective Option is granted.  In the event such threshold is exceeded in any calendar year, such excess Options shall be automatically deemed to be Nonqualified Stock Options.  To the extent that any Option granted under this Plan which is intended to be an Incentive Stock Option fails for any reason to qualify as such at any time, such Option shall be a Nonqualified Stock Option.

(b)   Option Price. The purchase price per share of the Common Stock purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided, however, in the case of Incentive Stock Options granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of shares of the Company and its Related Entities (a “10% Stockholder”) the price per share specified in the agreement relating to such Option shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant.

(c)   Option Period.  The term of each Option shall be fixed by the Committee, but no Option shall be exercisable after the expiration of 10 years from the date the Option is granted; provided that, in the case of Incentive Stock Options granted to 10% Stockholders, the term of such Option shall not exceed five years from the date of grant.  Notwithstanding the foregoing, unless otherwise provided in an Award agreement, upon the death of a Participant, Options (other than Incentive Stock Options) that would otherwise remain exercisable following such death, shall remain exercisable for one year following such death, notwithstanding the term of such Option.

(d)   Exercisability.  Each Option shall vest and become exercisable at a rate determined by the Committee on the date of grant.

(e)    Payment of Exercise Price.  The exercise price of the Option may be paid (i) in cash or by certified or bank check, (ii) by surrender of Common Stock held by the optionee for at least six months or such period as may be required to avoid a charge to earnings for financial accounting purposes only if so permitted by the Company, (iii) if established by the Company, subject to limitations on arranged loans required by Sarbanes-Oxley Act of 2002, through a “same day sale” commitment from optionee and a broker-dealer selected by the Company that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased sufficient to pay for the total exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the total exercise price directly to the Company, or (iv) by any combination of the foregoing, and, in all instances,  to the extent permitted by applicable law.   A Participant’s subsequent transfer or disposition of any Common Stock acquired upon exercise of an Option shall be subject to any Federal and state laws then applicable, specifically securities law, and the terms and conditions of this Plan.

8.   Other Awards.  Subject to such performance and employment conditions as the Committee may determine, awards of Common Stock or awards based on the value of the Common Stock may be granted either alone or in addition to other Awards granted under the Plan.  Any Awards under this Section 8 and any Common Stock covered by any such Award may be forfeited to the extent so provided in the Award agreement, as determined by the Committee.  Payment of Common Stock awards made under this Section 8 which are based on the value of Common Stock may be made in Common Stock or in cash or in a combination thereof (based upon the Fair Market Value of the Common Stock on the date of payment), all as determined by the Committee in its sole discretion. Where the Company receives no payment from the recipient of an Award under this Section 8, the minimum performance period shall be at least one year and a condition based upon continued employment or the passage of time shall provide for vesting or  settlement over a period of not less than three years.

9.   Stock Appreciation Rights.

(a) General. The Committee may, either alone or in connection with the grant of another Award, grant stock appreciation rights in accordance with the Plan, the terms and conditions of which shall be set forth in an agreement. If granted in connection with an Option, a stock appreciation right shall cover the same number of shares of Common Stock covered by the Option (or such lesser number of shares as the Committee may determine) and shall, except as provided in this Section 11, be subject to the same terms and conditions as the related Option.

(b) Time of Grant. A stock appreciation right may be granted (i) at any time if unrelated to an Option, or (ii) if related to an Option, either at the time of grant, or in the case of Nonqualified Stock Options, at any time thereafter during the term of such Option.

(c) Stock Appreciation Right Related to an Option.

(i) A stock appreciation right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be transferable except to the extent the related Option may be transferable. A stock appreciation right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a share of Common Stock on the date of exercise exceeds the purchase price specified in the related Incentive Stock Option agreement.

(ii) Upon the exercise of a stock appreciation right related to an Option, the Participant shall be entitled to receive an amount determined by multiplying (A) the excess of the Fair Market Value of a share of Common Stock on the date preceding the date of exercise of such stock appreciation right over the per share purchase price under the related Option, by (B) the number of shares of Common Stock as to which such stock appreciation right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any stock appreciation right by including such a limit in the agreement evidencing the stock appreciation right at the time it is granted.

(iii) Upon the exercise of a stock appreciation right granted in connection with an Option, the Option shall be canceled to the extent of the number of shares as to which the stock appreciation right is exercised, and upon the exercise of an Option granted in connection with a stock appreciation right, the stock appreciation right shall be canceled to the extent of the number of shares of Common Stock as to which the Option is exercised or surrendered.

(d) Stock Appreciation Right Unrelated to an Option. The Committee may grant to a Participant stock appreciation rights unrelated to Options. Stock appreciation rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than 10 years; provided, that, unless otherwise provided in an Award agreement, upon the death of a Participant, stock appreciation rights that would otherwise remain exercisable for a period of time following such death, shall remain exercisable for one year following death notwithstanding the term of the Award. Upon exercise of a stock appreciation right unrelated to an Option, the Participant shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a share on the date preceding the date of exercise of such stock appreciation right over the per share exercise price of the stock appreciation right, by (ii) number of shares of Common Stock as to which the stock appreciation right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any stock appreciation right by including such a limit in the agreement evidencing the stock appreciation right at the time it is granted.

(e) Form of Payment. Payment of the amount determined under this Section 9(d) may be made in the discretion of the Committee solely in whole shares of Common Stock in a number determined at their Fair Market Value on the date preceding the date of exercise of the stock appreciation right, or solely in cash, or in a combination of cash and shares. If the Committee decides to make full payment in shares in Common Stock and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

10.   Non-Employee Director Options

(a) First Option. Each Non-Employee Director shall be automatically granted an Option to purchase 10,000 shares of Common Stock (the “First Option”) on the date on which such person first becomes a Non-Employee Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that a member of the Board who ceases to be an employee of the Company but who remains a member of the Board shall not receive a First Option and, in addition, a Non-Employee Director who has been granted stock or options by the Company under a consulting or other arrangement shall be ineligible to receive any subsequent automatic grants under this Section 9 unless the Committee determines otherwise.

(b) Subsequent Option. Each Non-Employee Director shall be automatically granted an Option to purchase 10,000 shares of Common Stock (the “Subsequent Option”) on March 1st of each year provided he or she is then a Non-Employee Director and if, as of such date, he or she shall have served on the Board for at least the preceding six months.

(c) Terms of Options. The provisions of First Options and Subsequent Options shall include:

•	a term of 10 years;

•	an exercise price per share of 100% of the Fair Market Value per share of Common Stock on the date of grant; and

•
the cumulative vesting of options to purchase one-third of the shares of Common Stock subject to the Option on the date of grant and one-third of the shares subject to the Option on each of the first and second anniversaries of the date of grant so that 100% of the shares subject to the Option are vested on the second anniversary of the grant date.

11    Special Provisions.

(a)      Change in Control.  Unless otherwise provided in an Option agreement, after a Control Change Date each Option shall be fully exercisable thereafter in accordance with the terms of the applicable Option agreement. If not sooner exercisable under the terms of the applicable Option agreement, a Participant’s Option shall become fully vested and fully exercisable (i) as of his termination of employment if his employment terminates after a Control Change Date and he is terminated without Cause or following his refusal to continue his employment at a location that is more than a 50 mile radius from his principal place of employment prior to the Change of Control or (ii) as of the date that there is material reduction in the Participant’s compensation or duties if such reduction occurs after a Control Change Date. Notwithstanding any other provision of the Plan, a Change in Control shall be deemed an Event for purposes of Section 16(b).

(b)    Deferral.  The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.  Subject to the provisions of the Plan and any Award agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends or cash payments in amounts equivalent to cash dividends with respect to the number of shares of Common Stock covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares or otherwise reinvested.

12.    Withholding.

(a)   Obligation. Upon (i) exercise of a Nonqualified Stock Option (or an Incentive Stock Option treated as a Nonqualified Stock Option), (ii) vesting of a restricted stock grant, or (iii) under any other circumstances determined by the Committee in its sole discretion, the Company shall have the right to require any Participant, and such Participant by accepting an Award granted under the Plan agrees, to pay to the Company the amount of any taxes which the Company shall be required to withhold with respect thereto.

(b)  Method of Payment. The Committee may permit or require a Participant to satisfy all or part of his or her tax withhold obligations by (i) paying cash to the Company, (ii) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant, having a Fair Market Value sufficient to meet the tax withholding obligations, or (iv) surrendering a number of shares of Common Stock the Participant already owns (including restricted stock that becomes vested), having a Fair Market Value sufficient to meet the tax withholding obligations.

13.    Nontransferability, Beneficiaries.  Unless otherwise determined by the Committee with respect to the transferability of Nonqualified Stock Options by a Participant to his Immediate Family Members (or to trusts, partnerships or limited liability companies established for such family members), no Award shall be assignable or transferable by the Participant, otherwise than by will or the laws of descent and distribution or pursuant to a beneficiary designation, and Options shall be exercisable, during the Participant’s lifetime, only by the Participant (or by the Participant’s legal representatives in the event of the Participant’s incapacity).  Each Participant may designate a beneficiary to exercise any Option held by the Participant at the time of the Participant’s death or to be assigned any other Award outstanding at the time of the Participant’s death.  If no beneficiary has been named by a deceased Participant, any Award held by the Participant at the time of death shall be transferred as provided in his will or by the laws of descent and distribution.  Except in the case of the holder’s incapacity, an Option may only be exercised by the holder thereof

14.    No Right to Continuous Service.  Nothing contained in the Plan or in any Award under the Plan shall confer upon any Participant any right with respect to the continuation of service with the Company or any of its Related Entities, or interfere in any way with the right of the Company or its Related Entities to terminate his or her Continuous Service at any time.

15.    Governmental Compliance.

(a) Precondition. Each Award under the Plan shall be subject to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of any shares issuable or deliverable thereunder upon any securities exchange or under any Federal or state law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition thereof, or in connection therewith, no such grant or award may be exercised or shares issued or delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) Legend. All certificates for Common Stock delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

16.    Adjustments; Corporate Events.

(a)    Triggering Events. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event (an “Event”), and in the Committee’s opinion, such Event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Committee shall, in such manner as it may deem equitable, adjust any or all of the following: (i)  the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded; (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and (iii) the grant or exercise price with respect to any Award. Subject to compliance with applicable laws, rules and regulations, the Committee’s determination under this Section 16(a) shall be final, binding and conclusive.

(b)   Termination After an Event. Upon the occurrence of an Event in which outstanding Awards are not to be assumed or otherwise continued following such an Event, the Committee may, in its discretion, terminate any outstanding Award without a Participant’s consent and (i) provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Committee in its sole discretion and/or (ii) provide that such Award shall be exercisable (whether or not vested) as to all shares covered thereby for at least 30 days prior to such Event.

(c)    No Limit on Company. The existence of the Plan, the Award agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

17.    Award Agreement.  Each Award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan.

18.    Amendment.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that, (a) no amendment shall be made without stockholder approval if such approval is necessary to qualify for or comply with any applicable law, regulation or rule for which or with which the Board deems it necessary or desirable to qualify or comply, (b) except as provided in Section 16, no amendment shall be made that would adversely affect the rights of a Participant under an Award theretofore granted, without such Participant’s written consent and (c) without the affirmative vote of the holders of shares of Common Stock having a majority of the votes cast on the proposal, the Plan cannot be amended to permit a reduction in the exercise price of outstanding Options (which are not Substitute Awards) or to increase the maximum number of shares for which Awards may be granted under the Plan.

19.    General Provisions.

(a)    Rule 16b-3 Compliance. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act.  Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 18(a), such provision, to the extent possible, shall be interpreted and/or deemed amended so as to avoid such conflict.

(b)   No Stockholder Rights. Except as otherwise provided by the Committee in the applicable grant or Award agreement, a Participant shall have no rights as a stockholder with respect to any shares of Common Stock subject to an Award until a certificate or certificates evidencing shares of Common Stock shall have been issued to the Participant and, subject to Section 16, no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date on which the Participant shall become the holder of record thereof.

(c)    Governing Law. The law of the State of Delaware shall apply to all Awards and interpretations under the Plan regardless of the effect of such state’s conflict of laws principles.

(d)     Gender. Where the context requires, words in any gender shall include any other gender.

(e)    Section Headings. Headings of Sections are inserted for convenience and reference; they do not constitute any part of this plan.

20.    Expiration of the Plan.  Subject to earlier termination pursuant to Section 18, the Plan shall have an indefinite term; provided that, no Incentive Stock Options may be granted following the 10-year anniversary of the Effective Date.

21.    Effective Date; Approval of Stockholders.  The Plan, and each subsequent amendment to the Plan requiring stockholder approval, is effective as of the date it is approved by the affirmative vote of the holders of shares of Common Stock having a majority of the votes cast on the proposal to approve the Plan or such an amendment, as the case maybe, at a meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware. The date the Plan is initially approved by stockholders is the “Effective Date.”

ANNEX G

SEIDMAN & CO., INC.

110 East 59th Street, 25th Floor
New York, NY 10022

Tel: (212) 843-1480
Fax: (212) 843-1484

Email: info@seidman-co.com
Website: www.seidman-co.com

April 24, 2007

Attention: Mr. Philip Getter, Chairman

Gentlemen:

You have requested the opinion of Seidman & Co., Inc. as to the fairness, from a financial point of view, to the shareholders of common stock, par value $0.0001 per share, of EVCI Career Colleges Holding Corp. ("EVCI" the "Company"), a Delaware corporation, of the proposed financing transaction with ComVest Investment Partners III, L.P., a Delaware limited partnership ("ComVest").

Pursuant to an executed Term Sheet dated April 6, 2007, a proposed Securities Purchase Agreement dated April 24, 2007, and proposed Management Subscription Documents dated April 24, 2007, EVCI proposes to issue and sell to ComVest and selected members of management (i.) secured convertible notes in an aggregate principal amount of $8,736,374 (collectively, the "Secured Note"), exclusive of one year's prepaid interest, (ii.) 2,525,234 shares (the "Shares") of common stock, $0.0001 par value per share ("Common Stock"), of the Company for an aggregate purchase price of $1,363,626, and (iii.) warrants to purchase up to 27,500,000 shares of Common Stock (the "Warrant"). In addition, ComVest shall assist in obtaining, and guaranteeing if required, up to $6,700,000 of Letters of Credit for EVCI. Selected members of management also may participate on a pro rata basis in the assistance in obtaining the Letters of Credit for EVCI. For this investment, ComVest and selected members of management could potentially receive a total number of shares approximating 46,767,391 shares (approximately 69.9% of the shares potentially to be outstanding of EVCI). In connection with this investment, selected members of management shall deliver to the Company consideration of up to $1,000,000, and additionally shall agree to reduced compensation and to modifications of various options and contracts, and for those additional agreements and concessions, as well as incentives for continued service, shall be granted options that can increase their total ownership up to approximately 14.1% of the shares of EVCI to be outstanding. The terms in this paragraph represent a summary of the "Transaction" negotiated.

In reaching our fairness opinion, we have examined and considered all available information and data which we deemed relevant to determining the fairness of the proposed ComVest financing Transaction from a financial point of view, including but not limited to:

1. The proposed Securities Purchase Agreement;
2. Proposed Secured Note;
3. Proposed Warrant;
4. Drafts of the Management Subscription Documents (including purchase agreements, notes, warrants and registration rights agreement);

INVESTMENT BANKING
Established 1970

Seidman & Co., Inc.

The Special Committee
EVCI Career Colleges Holding Corp
April 24, 2007

Page 2

5. Proposed Security Agreement;

6. Proposed Trademark Collateral Agreement;

7. Proposed Registration Rights Agreement;

8. Proposed Credit Agreement, Intercreditor Agreement and a draft Pledge Agreement from Harris Bank;

9. The draft EVCI Form 10-K Report for the fiscal year ended December 31, 2006, EVCI's Form 10-Q Report for the period ending September 30, 2006;

10. The reported prices and trading activity of the EVCI common stock for the previous 12 months;

11. Various financial projections through 2010 provided by management, with the latest projections dated April 8, 2007, pro forma for the contemplated financing;

12. The New York State Department of Education proposed Regulations dated November 15, 2006, "Proposed Amendment to the Rules of the Board of Regents Relating to Proprietary College Degree Conferring Authority," dealing with change of control;

13. Federal Regulations relating to Government funding eligibility, viz., U.S. Department of Education 20 USC 1002 (a)(4)A;

14. Communications with officers of the Harris Bank, the bank lender to the Company;

15. Statistical analyses of selected comparable companies with publicly-traded common shares, and derivation of financial ratios typical of U.S. proprietary schools;

16. Corporate restructuring precedents;

17. A review of the process by which the subject financing was negotiated;

18. The reported history of the Company in seeking financing over approximately the past year and well as other proposed transactions prospectively available;

19. Conditions in, and the outlook for, the proprietary education industry;

20. Other documents, studies, analyses, and investigations as we deemed appropriate.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein without considering the analysis as a whole could create an incomplete view of the processes underlying Seidman & Co. Inc.'s fairness opinion. This letter is prepared solely for the purpose of Seidman & Co., Inc. providing an outline of the opinion as to the fairness of the subject financing transaction, and does not purport to be an appraisal or necessarily reflect the prices at which businesses

INVESTMENT BANKING
Established 1970

Seidman & Co., Inc.

The Special Committee
EVCI Career Colleges Holding Corp
April 24, 2007

Page 3

or securities actually may be sold. This letter only has application as it is employed with reference to the full written analysis and supporting research and tables.

During the course of our investigation, we conducted interviews with persons who, in our judgment, were capable of providing us with information necessary to complete the assignment, including members of management. We have assumed that the information and accounting supplied by management and others are accurate, and reflect good faith efforts to describe the current and prospective status of the EVCI Career Colleges Holding Corp. from an operational and financial point of view. We have relied, without independent verification, upon the accuracy of the information provided by these sources.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company's Common Stock. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

Giving consideration to all of the information reviewed as listed above, and with particular weight accorded to (a) the avoidance of a potential "teach out," and a prospective follow on corporate insolvency with potential wipe out of shareholder values, (b) the indicated maintenance, if not enhancement, of per share shareowner values which this contemplated transaction prospectively provides, (c) the timeliness and fullness of the financial resources being made available relative to indicated corporate needs, viz-a-viz, working capital requirements, the servicing of potential regulatory disallowances, the balance sheet support for continued government funding, and (d) ComVest's readiness to proceed rapidly to closing and provide these indicated required funds notwithstanding significant uncertainties and risks in the transaction relating to government change in control approval and shareholder approval to support the subject transaction, it is our considered professional judgment that the ComVest transaction, as summarized above, is fair to the shareholders of EVCI Career Colleges Holding Corp., from a financial point of view.

Yours truly,

Seidman + Co., Inc

Seidman & Co., Inc.

INVESTMENT BANKING
Established 1970

ANNEX H

Forecast of EVCI Career Colleges Holding Corp.

EVCI does not as a matter of course make public forecasts as to future revenues, earnings or other financial information. EVCI did, however, prepare certain forecasts that it provided to ComVest. In connection with its evaluation of a possible investment in EVCI, and to Seidman in connection with its analyses relating to its role as financial advisor to the Special Committee and preparation of a fairness opinion. The inclusion of this information should not be regarded as an indication that management, the Board of Directors, or any recipient of this information considered, or now considers, it to be a reliable prediction of future results. The forecasts have been prepared by and are the responsibility of EVCI’s management.

The forecasts summarized below were not prepared by EVCI with a view to public disclosure or compliance with published guidelines of the U.S. Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding prospective financial information. While prepared with numerical specificity, the projections reflect numerous estimates and hypothetical assumptions, all made by EVCI, with respect to its and other schools’ performance, general business, economic, market, interest rate and financial conditions and other matters, which may not be accurate, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond EVCI’s control. Generally, the further out the period to which forecasts relate, the more unreliable those forecasts become due to the difficulty in making accurate predictions of future events. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will prove to be accurate, and actual results may be materially different from those contained in the forecasts set forth below.

In light of the uncertainties inherent in forward-looking information of any kind, we caution against undue reliance on this information. The inclusion of this information should not be regarded as an indication that anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. While we have prepared these forecasts with numerical specificity and have provided them to ComVest, Seidman and others, we have not made any representation to any person that the projections will be met.
We do not intend to update or revise such forecasts to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, unless required by law.

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	2007 E	2008 E	2009 E	2010 E

Revenue	$69.3	$77.0	$85.8	$92.7
Cost of revenue	22.8	24.6	27.7	28.5
Gross Profit	46.4	52.4	58.2	64.1
Total Operating Expenses	45.8	47.8	51.7	54.5
Income From Operations	0.6	4.6	6.5	9.6
Net Income (Loss) to Common Shareholders $	(1.5)	$2.5	$4.9	$8.5
EBITDA Calculation:
Operating Income	$0.6	$4.6	$6.5	$9.6
Plus: Depreciation	1.9	2.9	2.8	2.7
Plus: Amortization	0.9	0.8	0.8	0.7
Plus: Non-cash compensation	0.5	0.5	0.5	0.5
EBITDA	3.9	8.7	10.7	13.5

Set forth below is a summary of the forecasts furnished to ComVest, Seidman & Co., Inc. prior to the completion of the ComVest Financing, as subsequently adjusted to reflect the consummation of the ComVest Financing.

Forecast assumptions

Enrollment is assumed to increase based upon demographics and historical experience at our colleges. Persistence and tuition rates are assumed to remain constant over the period. Gross profit fluctuates with expansion plans, course offerings and enrollment patterns. In 2008 the gross profit margin percentage decreases due to new course offerings.

Operating expenses include the incremental effect of various cost reduction efforts undertaken in fiscal 2006. Headcount additions and other costs are assumed to grow with an increase in student enrollments. Operating expenses assumes only recurring costs.

ANNEX I

EVCI CAREER COLLEGES HOLDING CORP.

DISCOUNTED CASH FLOW ANALYSIS

		1	2	3	4
		2007	2008	2009	2010
Net Cash Flow		$ 2.0	$ 6.3	$ 8.8	$ 12.3
Discount Rate	20.84%	20.84%	20.84%	20.84%	20.84%
Discount Rate Factor		0.827541	0.684823	0.566719	0.468983
		$ 1.65	$ 4.33	$ 4.96	$ 5.76
Present Value of Net Cash Flows					$ 16.71
Assumed Post-2010 Growth Rate					0.00%
Terminal Capitalized Value					$ 58.92
Present Value, Terminal Capitalized Value					$ 27.63
Present Value of Net Cash Flows					$ 44.34
				Per Share	$ 0.65

Ibbotson Build-up Methodology:

20-Year Treasury @ 4/18/07	4.90%
Historical Equity Risk Premium	7.08%
10th Decile Size Premium	6.36%
	18.34%
Company-specific risks	2.50%
Total Cost of Equity Capital	20.84%

Valuation Matrix

Discount Rate	Value (million)	Per Share
	# of Shs>:	67.917
20%	$ 46.65	$ 0.69
25%	$ 35.28	$ 0.52

Seidman & Co., Inc.

EVCI CAREER COLLEGES HOLDING CORP.

MANAGEMENT PROJECTIONS

	Fiscal Year 2007E	Fiscal Year 2008E	Fiscal Year 2009E	Fiscal Year 2010E
Revenue	$ 69.3	$ 77.0	$ 85.8	$ 92.7
Cost of Goods Sold:				
Faculty and other	21.2	23.0	25.9	26.7
Other costs	1.6	1.6	1.7	1.8
Cost of revenue	22.8	24.6	27.7	28.5
Gross Profit	46.4	52.4	58.2	64.1
Wages	17.6	17.9	19.5	20.8
Marketing	7.9	7.0	7.7	8.6
Professional fees	1.4	1.4	1.4	1.4
Other	15.7	17.4	18.9	19.8
Depreciation	1.9	2.9	2.8	2.7
Goodwill amortization	-	-	-	-
Amortization of Intangible assets	0.9	0.8	0.8	0.7
Non-cash compensation	0.5	0.5	0.5	0.5
Restructuring Expenses				
Total Operating Expenses	45.8	47.8	51.7	54.5
Income From Operations	0.6	4.6	6.5	9.6
Interest income	(0.1)	0.1	0.1	0.1
Interest expense	1.9	2.2	1.7	1.0
Cost of Refinancing	-	-	-	-
Other expense (income), net	-	-	-	-
Total Other Expense	(1.8)	(2.3)	(1.8)	(1.1)
Income (Loss) Before Taxes	(1.2)	2.3	4.7	8.5
Provision for inc. taxes	0.1	0.1	0.1	0.1
Net Income (Loss)	$ (1.4)	$ 2.1	$ 4.6	$ 8.4
Preferred dividends	-	-	-	-
Net Income (Loss) to Common Shareholders	$ (1.4)	$ 2.1	$ 4.6	$ 8.4
Operating Income	$ 0.6	$ 4.6	$ 6.5	$ 9.6
Plus: Restructuring	-	-	-	-
Plus: Depreciation	1.9	2.9	2.8	2.7
Plus: Amortization	0.9	0.8	0.8	0.7
Plus: Non-cash compensation	0.5	0.5	0.5	0.5
EBITDA	3.9	8.7	10.7	13.5
Less: Interest Expense-Net	1.8	2.3	1.8	1.1
	$ 2.1	$ 6.4	$ 8.9	$ 12.4
Less: Provision for Taxes	0.1	0.1	0.1	0.1
Net Cash Flow	$ 2.0	$ 6.3	$ 8.8	$ 12.3

Seidman & Co., Inc.

*
EVCI CAREER COLLEGES INCORPORATED

2007 Annual Meeting of Stockholders

To Vote Your Proxy by Mail

Mark, sign and date your proxy card, then detach it and return it in the postage-paid envelope provided.

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼
-----------------------------------------------------------------------------------------------------------
PROXY	Please mark
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE	Your votes
VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	like this
☒

WITHHOLDING FOR AUTHORITY
(All Nominees)		FOR	AGAINST	ABSTAIN
1. ELECTION OF CLASS 2 AND CLASS 3 DIRECTORS: ☐☐	2. PROPOSAL TO RATIFY THE	☐	☐	☐
(To withhold authority for any	TERMS OF THECOMVEST
Individual nominee, strike a line through	FINANCING.
The nominee’s name in the list below)

Dr. John J. McGrath (Class 2)	3. PROPOSAL TO APPROVE AN	☐	☐	☐
Inder Tallur (Class 2)	AMENDMENT OF CERTIFICATE
Brian H. Fluck (Class 3)	OF INCORPORATION TO
INCREASE AUTHORIZED
COMMON STOCK.

	4. PROPOSAL TO APPROVE	☐	☐	☐
A REVERSE STOCK SPLIT.

	5. PROPOSAL TO APPROVE THE	☐	☐	☐
AMENDMENTS TO THE 2004
AMENDED AND RESTATED
INCENTIVE STOCK PLAN.

	6. PROPOSAL TO RATIFY THE	☐	☐	☐
SELECTION OF INDEPENDENT
AUDITORS.

	7. IN THEIR DISCRETION, THE	☐	☐	☐
PROXIES ARE AUTHORIZED
TO VOTE UPON SUCH OTHER
BUSINESS AS MAY PROPERLY
COME BEFORE THE MEETING.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ____________________________________ Signature ____________________________________ Date_____________

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

EVCI CAREER COLLEGES INCORPORATED
2007 ANNUAL MEETING OF STOCKHOLDERS

(Tuesday July 31, 2007 at 11:00 a.m.)

DIRECTIONS TO ZUPPA RESTAURANT
59 Main Street
Yonkers, NY 10701
(Place of Meeting)

BY CAR:	BY TRAIN FROM GRAND CENTRAL STATION:

Coming from Saw Mill River Parkway North
Take the YONKERS AVE WEST exit- (exit 5)
Travel approximately 1.3 miles (8 traffic lights) on YONKERS AVE
Turn RIGHT on RIVERDALE AVE (the 8th traffic light)
Turn LEFT at the 2nd traffic light onto MAIN STREET
ZUPPA is located on the right side half-way down the block.
MetroNorth Hudson Line to Yonkers Station Walk one block south on Buena Vista Ave and turn left onto Main St. ZUPPA is located half-way up the block just past the Post Office

Coming from Henry Hudson Parkway North
Take EXIT 22 - 253RD ST/ RIVERDALE AVENUE exit
Turn RIGHT over parkway onto RIVERDALE AVE
Continue on RIVERDALE AVE for approximately 2.6 miles
Turn LEFT onto MAIN STREET
ZUPPA is located on the right side half-way down the block.

Coming from Cross County Parkway West
Take EXIT 2 - SAW MILL PARKWAY/ ALBANY NORTH exit
Take FIRST exit EXIT 5
Turn RIGHT at the traffic light onto YONKERS AVE
Continue on YONKERS AVE for approximately 1.3 miles (8 traffic lights)
Turn RIGHT on RIVERDALE AVE (the 8th traffic light)
Turn LEFT at the 2nd traffic light onto MAIN STREET
ZUPPA is located on the right side half-way down the block.

(PARKING ACROSS THE STREET IN THE MUNICIPAL LOT)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼
------------------------------------------------------------------------------------------------------------------------------------------------------------------

 PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 EVCI CAREER COLLEGES INCORPORATED

 The undersigned appoints Dr. John J. McGrath, Dr. Arol I. Buntzman, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of EVCI Career Colleges Incorporated held of record by the undersigned at the close of business on June 28, 2007 at the 2007 Annual Meeting of Stockholders of EVCI to be held on July 31, 2007 or at any adjournment thereof.

The Board unanimously recommends that stockholders vote FOR each director nominee and proposals 2, 3, 4, 5 and 6.

(Continued, and to be marked, dated and signed, on the other side)